Exhibit 10.119

STOCK PURCHASE AGREEMENT

BY AND AMONG

GENOMAS, INC.,

THE SELLERS SET FORTH IN SCHEDULE D HERETO,

MEDYTOX DIAGNOSTICS, INC.,

and

RENNOVA HEALTH, INC.

September 29, 2016

TABLE OF CONTENTS

ARTICLE I	PURCHASE AND SALE	2
1.1	Purchase and Sale	2
1.2	Closing Date	3
ARTICLE II	REPRESENTATIONS AND WARRANTIES OF SELLERS	3
2.1	Authorization and Enforceability	3
2.2	Conflicts; Consents of Third Parties	3
2.3	The Purchased Shares	3
2.4	Investor Status	4
2.5	Brokers Fees	5
2.6	Genomas Preferred Stock	5
ARTICLE III	REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY	5
3.1	Organization and Related Matters	5
3.2	Books and Records	5
3.3	Capitalization	6
3.4	Conflicts; Consents of Third Parties	6
3.5	Financial Statements	6
3.6	No Undisclosed Liabilities	7
3.7	Absence of Certain Developments	7
3.8	Taxes	10
3.9	Real and Personal Property	11
3.10	Intellectual Property, Privacy, Systems and Security	13
3.11	Contracts	17
3.12	Employee Benefits	18
3.13	Labor	18
3.14	Compliance with Laws; Permits	19
3.15	Environmental Matters	20
3.16	Insurance	21
3.17	Receivables; Payables	21
3.18	Absence of Certain Business Practices	22
3.19	Business Continuity	22
3.20	Bank Accounts; Powers of Attorney	22

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3.21	Brokers Fees	22
3.22	No Misrepresentation	22
ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF PURCHASER AND RENNOVA	23
4.1	Organization	23
4.2	Authorization and Enforceability	23
4.3	Conflicts; Consent of Third Parties	23
4.4	Brokers Fees	23
4.5	No Proceedings	23
4.6	Investment Purpose	23
4.7	Preferred Shares	24
ARTICLE V	COVENANTS	24
5.1	Commercially Reasonable Efforts; Notices and Consents	24
5.2	Access to Information; Financial Statements	25
5.3	Operation of Business	25
5.4	Further Assurances; Litigation Support	27
5.5	Names and Logos	27
5.6	Mail; Payments; Receivables	27
5.7	Public Announcements; Confidentiality	28
5.8	Tax Covenants	28
5.9	Exclusive Dealing	29
5.10	Non-Competition; Non-Solicitation	30
5.11	Resignations	31
5.12	Tangible Property	31
5.13	Discharge of Affiliate Obligations	31
5.14	Preferred Stock	31
ARTICLE VI	CLOSING CONDITIONS	31
6.1	Conditions to Obligation of Purchaser and Rennova	31
6.2	Conditions to Obligation of Sellers	33
6.3	Corporate Approvals	34
ARTICLE VII	INDEMNIFICATION	34
7.1	Indemnity Obligations of Sellers	34
7.2	Indemnity Obligations of Purchaser and Rennova	35

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7.3	Indemnification Procedures	35
7.4	Expiration of Representations and Warranties	36
7.5	Indemnification Payments to Purchaser Indemnitees; Right of Set-Off	36
7.6	Treatment of Indemnification Payments	37
7.7	Right to Indemnification Not Affected by Knowledge or Waiver	37
ARTICLE VIII	TERMINATION	37
8.1	Termination of Agreement	37
ARTICLE IX	MISCELLANEOUS	38
9.1	Certain Definitions	38
9.2	Expenses	43
9.3	Governing Law; Jurisdiction; Venue	43
9.4	Entire Agreement; Amendments and Waivers	43
9.5	Section Headings	44
9.6	Notices	44
9.7	Severability	44
9.8	Binding Effect; Assignment; Third-Party Beneficiaries	44
9.9	Counterparts	45
9.10	Remedies Cumulative	45
9.11	Schedules	45
9.12	Interpretation	45
9.13	Arm’s Length Negotiations	45
9.14	Construction	45
9.15	Specific Performance	46
9.16	Waiver of Jury Trial	46
9.17	Time of Essence	46

Schedule A	Credit & Lender Report
Schedule B(i)-(iii)	Financial Statements
Schedule C	Accounts Receivable and Notes Receivable
Schedule D	Sellers and Shares
Schedule E	Shares
Schedule F	Cash Requirement Schedule
Schedule G	Genomas Intellectual Property
Schedule H	Leased Property
Schedule I	NIH Funding
Schedule J	Insurance Coverage
Schedule K	Brokerage Agreement
Schedule L	Licenses & Permits
Schedule M	Genomics Contract
Schedule N	Bank Accounts; Powers of Attorney
Schedule O	Form of Certificate of Designation

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Stock Purchase Agreement

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of September 29, 2016, is by and among GENOMAS, INC., a Delaware corporation (the “Company”), the stockholder sellers set forth in Schedule D hereto (each, a “Seller” and, collectively, the “Sellers”), MEDYTOX DIAGNOSTICS, INC., a Florida corporation (“Purchaser”), a wholly-owned subsidiary of RENNOVA HEALTH, INC., a Delaware corporation (“Rennova”), and Rennova. The Company, Sellers, Purchaser and Rennova are sometimes referred to herein collectively as the “Parties” and each individually as a “Party.”

WHEREAS, the Purchaser is a wholly-owned subsidiary of Rennova;

WHEREAS, Rennova owns and operates five diagnostics laboratories across the United States that provide clinical testing services specializing in toxicology testing for pain management clinics, drug and alcohol rehabilitation facilities and neurotransmitter testing. It also offers its customers a complete, turnkey software product including: a proprietary laboratory ordering and reporting application, an advanced laboratory information management system, electronic health records, and an industry-leading platform for interpreting and reporting complex test results to physicians;

WHEREAS, the Company is a biomedical company delivering Personalized Medicine to modern clinical practice. The Company develops revolutionary PhyzioType Systems for DNA-guided management and prescription of drugs used to treat mental illness, pain, heart disease and diabetes. PhyzioType systems are designed to provide physicians with an unprecedented capability to select for each patient the safest and most effective drug to achieve treatment goals and enhance patient compliance. PhyzioType Systems are composed of an ensemble of inherited DNA polymorphisms genotyped by arrays and interpreted by a bioclinical algorithm in order to convey to physicians predicted comparisons of side effect risk and efficacy among drugs for the individual patient;

WHEREAS, the parties agree that the Purchaser will acquire 100% of the Company and the Company will become a wholly-owned subsidiary of the Purchaser;

WHEREAS, Sellers own the shares of common stock of the Company, par value $0.001 per share (the "Common Stock"), the shares of Series A Preferred Stock, par value $0.001 per share (the "Series A Preferred"), the shares of Series B Preferred Stock, par value $0.001 per share (the "Series B Preferred"), and the shares of Series C Preferred Stock, par value $0.001 per share (the "Series C Preferred"), set forth in Schedule D (such shares of Common Stock, Series A Preferred, Series B Preferred and Series C Preferred, collectively, the "Purchased Shares");

WHEREAS, the Purchased Shares constitute all of the issued and outstanding equity securities of the Company not owned by Rennova; and

WHEREAS, the Parties desire for Purchaser to purchase from each of Sellers, and for each of Sellers to sell to Purchaser, the respective number of Purchased Shares set forth opposite such Seller’s name in Schedule D hereto under the heading “Number of Shares Owned,” subject to the terms and conditions set forth herein.

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NOW, THEREFORE, in consideration of the mutual covenants, representations and warranties made herein and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Parties agree as follows:

ARTICLE I
PURCHASE AND SALE

Section 1.1. Purchase and Sale.

(a)       On and subject to the terms and conditions of this Agreement, at the closing of the transactions contemplated hereby (the “Closing”), Sellers shall sell to Purchaser, free and clear of all Liens (other than any restrictions under the Securities Act and Blue Sky Laws), and Purchaser shall purchase from Sellers, all of the Purchased Shares. In furtherance thereof, at the Closing each Seller shall deliver to Purchaser, free and clear of all Liens (other than any restrictions under the Securities Act and Blue Sky Laws), any stock certificates representing the Purchased Shares, each duly endorsed in blank or with duly executed stock powers attached, with all required stock transfer tax stamps affixed thereto.

(b)       The aggregate consideration for the Purchased Shares acquired by Purchaser hereunder (collectively, the “Transaction Consideration”) shall consist of $1,750,000 to be paid in the form of shares of Series F Convertible Preferred Stock, par value $0.01 per share (the “Series F Preferred”), by Rennova and to be issued to the Sellers, and as per Schedule E, as the total consideration and such shares of Series F Preferred shall have terms substantially similar to those contained on Schedule O.

(c)       Prior to a formal closing of the acquisition as proposed herein the Parties agree that it is beneficial to immediately proceed with a business relationship whereby upon signing this Agreement:

(i)       Rennova will use its sales and marketing capabilities to generate diagnostics testing and reporting for the Company. Orders for this business will be generated either directly to the Company or from Rennova owned laboratories to the Company at an agreed upon and contracted price;

(ii)       Rennova’s billing subsidiary will immediately assume responsibility on a contracted basis to generate and manage all billing needs for the Company; and

(iii)       Prior to the date hereof, Rennova has advanced a total of $326,657.83 in keeping with the attached Schedule F, which cash will be treated as a pre-payment for diagnostics and reporting services that Rennova owned laboratories may request from the Company. From the date hereof through the Closing, upon request by the Company Rennova may advance up to additional $100,000.00 for the same purposes as the funds that have been advanced prior to the date hereof. To the extent such cash advanced (either prior to or after the date hereof) to the Company is in excess of any payments for any actual diagnostics and reporting services, it shall be considered a loan by Rennova to the Company (the "Loan").

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Section 1.2. Closing Date. The Closing shall take at 10:00 a.m. on the third Business Day following the satisfaction or waiver of the conditions set forth in Section 6.1 and Section 6.2 of this Agreement (other than those conditions that by their terms cannot be satisfied until the Closing), or at such other place and time as the Parties shall mutually agree (the date of the Closing, the “Closing Date”).

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SELLERS

The Sellers represent and warrant to Purchaser and Rennova, only with regard to themselves and not any other Seller, that the following statements are correct and complete as of the date hereof and as of the Closing Date.

Section 2.1. Authorization and Enforceability. Each Seller that is not an individual is a limited liability company duly engaged and in good standing under the laws of its jurisdiction of organization and has all requisite power and authority to own, lease and operate its properties and to carry on its business. Each Seller has all requisite power and authority, and the requisite legal capacity, to execute and deliver this Agreement and each other Transaction Document to which he or it is a party, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each Seller of this Agreement and each of the Transaction Documents to which he or it is a party have been duly authorized by all necessary action on the part of each such Seller. This Agreement and the other Transaction Documents have been duly and validly executed and delivered by each Seller and constitute legal, valid and binding obligations of each Seller, enforceable against such Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at Law or in equity).

Section 2.2. Conflicts; Consents of Third Parties. The execution and delivery by each Seller of this Agreement and the other Transaction Documents to which he or it is a party, the consummation of the transactions contemplated hereby or thereby, and compliance by each Seller with the provisions hereof or thereof do not and will not, with or without the passage of time or the giving of notice: (a) conflict with, violate, or result in a breach of any provision of the Governing Documents of any Seller; (b) conflict with, violate, result in the breach or termination of, constitute a default under, result in an acceleration of, constitute a change of control under, or create in any party the right to accelerate, terminate, modify or cancel, any Contract to which such Seller is a party or by which such Seller or his or its properties, assets or Purchased Shares are subject; (c) violate any Law or any Order by which such Seller is bound; or (d) result in the creation of any Liens, subscriptions, options, warrants, calls, proxies, commitments or Contracts of any kind. No Consent, Order, waiver, declaration or filing with, or notification to any Person, including any Government Body, is required on the part of any Seller in connection with the execution, delivery and performance of this Agreement or the other Transaction Documents, or the compliance by any of them with any of the provisions hereof or thereof.

Section 2.3. The Purchased Shares. Each Seller holds of record and owns beneficially all of the Purchased Shares set forth opposite such Seller’s name in Schedule D attached hereto under the heading “Number of Shares Owned,” free and clear of all Liens, subscriptions, commitments and restrictions of any kind (other than restrictions under the Securities Act and Blue Sky Laws). The number of Purchased Shares set forth opposite such Seller’s name in Schedule D hereto under the heading “Number of Shares Owned” correctly sets forth all of the capital stock of the Company owned of record or beneficially by such Seller. Such Seller’s Purchased Shares were not issued in violation of (i) any law, rule or regulation, (ii) any Contract to which such Seller is or was a party or beneficiary or by which such Seller or his or its properties or assets is or was subject, or (iii) any preemptive or similar rights of any Person. This Agreement, together with the other documents executed and delivered at Closing by such Seller, will be effective to transfer valid title to such Seller’s Purchased Shares to Purchaser, free and clear of all Liens and Contracts of any kind.

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Section 2.4. Investor Status. Each Seller (a) understands and acknowledges that the Series F Preferred has not been registered under the Securities Act, or under applicable state securities Laws (“Blue Sky Laws”), in reliance upon exemptions contained in the Securities Act and Blue Sky Laws and any applicable regulations promulgated thereunder or interpretations thereof, and cannot be offered for sale, sold or otherwise transferred unless, among other things, such securities subsequently are so registered or qualify for exemption from registration under the Securities Act and Blue Sky Laws; (b) represents, understands and acknowledges that the Series F Preferred is being acquired under this Agreement in good faith solely for his or its own account, for investment and not with a view toward resale or other distribution in violation of the Securities Act or Blue Sky Laws, and that such securities will not be offered for sale, sold or otherwise transferred without either registration or exemption from registration under the Securities Act and Blue Sky Laws; (c) has such knowledge and experience in financial and business matters that such Party is capable of evaluating the merits and risks of the investment in the Series F Preferred, and such Party understands that he or it may have to hold the Series F Preferred for an indefinite period of time and he or it is able to bear any economic risks associated with such investment (including the inherent risk of losing all or part of the investment in such Series F Preferred); (d) is personally and directly familiar with the business that is intended to be conducted by Rennova, including financial matters related to such business, has been given the opportunity to ask questions of, and receive answers from, the directors and executive officers of Rennova concerning the business and financial affairs of Rennova , and the terms and conditions of such Party’s acquisition of the Series F Preferred, and has had further opportunity to obtain any additional information desired (including information necessary to verify the accuracy of the foregoing); (e) has, at his or its own expense, undertaken an independent analysis of the merits and risks of the Series F Preferred, including tax and legal consequences of his or its ownership of the Series F Preferred; (f) has been given an opportunity to review all of Rennova’s filings with the Securities and Exchange Commission; (g) has fully satisfied himself or itself as to any questions he or it may have concerning Rennova, its assets, its liabilities and the Series F Preferred; (h) acknowledges that no one associated, directly or indirectly, with Rennova or its affiliates has made any representations or guaranties to him or it as to the future value or worth of any equity position in Rennova including the Series F Preferred, or, other than as provided in the Transaction Documents, made any representation regarding Rennova or its business; (i) is an Accredited Investor, as defined under the Securities Act, and (j) is a resident of the State specified in Schedule D.

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Section 2.5. Brokers Fees. Except for Technology Park.Com, no Seller has any Liability to pay any fees or commissions to any investment banker, broker, finder, agent or any other similar Person with respect to the transactions contemplated by this Agreement. The arrangements with Technology Park.Com have been disclosed to the Purchaser in writing as set forth in Schedule A as part of the Creditor & Lender Report and will be paid by Rennova at Closing.

Section 2.6. Genomas Preferred Stock. (i) The holders (each a "Holder") of all of the issued and outstanding Series A Preferred, Series B Preferred and Series C Preferred agree that this Agreement and the transactions contemplated hereby shall not constitute a liquidation as defined in Section 2.3 of the Third Amended and Restated Certificate of Incorporation of the Company (the "Certificate of Incorporation"), (ii) no Holder has voted to or given any request to the Company to, redeem any shares of Series A Preferred, Series B Preferred or Series C Preferred, (iii) each Holder consents to this Agreement and the transactions contemplated hereby, and (iv) each Holder consents to and waives any tag along rights relating to the purchase by Rennova of shares of Series A Preferred and Series B Preferred.

ARTICLE III
REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY

The Company and Sellers, to their best Knowledge and belief, jointly and severally represent and warrant to Purchaser and Rennova that the following statements are correct and complete as of the date hereof and as of the Closing Date.

Section 3.1. Organization and Related Matters. The Company is a corporation duly organized and in good standing under the Laws of the State of Delaware and it has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business. The Company is duly qualified or authorized to do business as a foreign corporation and is in good standing under the Laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization. The execution, delivery and performance by the Company of this Agreement and each of the Transaction Documents to which it is a party have been duly authorized by all necessary action on the part of the Company. This Agreement and the other Transaction Documents have been duly and validly executed and delivered by the Company and constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity regardless of whether enforcement is sought in a proceeding at law or in equity. The Company does not have any Subsidiaries.

Section 3.2. Books and Records. The Books and Records, all of which have been provided to Purchaser, are complete and correct and represent actual, bona fide transactions and have been maintained in accordance with sound business practices. The minute books of the Company, all of which have been provided to Purchaser, contain accurate and complete records of all meetings held of, and corporate action taken by, the shareholders, the board of directors and committees of the board of directors of the Company, and no meeting of any such shareholders, board of directors or committee has been held for which minutes have not been prepared or are not contained in such minute books.

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Section 3.3. Capitalization. Schedule D sets forth the following: (i) the total number of authorized shares of each class of capital stock of the Company, (ii) the total number of issued and outstanding shares of each class of capital stock of the Company, (iii) the names of the holders of the issued and outstanding shares of each class of capital stock of the Company, and (iv) the number of shares of each class of capital stock held by each such holder. No shares of capital stock are held in treasury. All of the shares of capital stock have been duly and validly authorized and issued, are fully paid and nonassessable, and all such shares are held of record and owned beneficially as set forth in Schedule D. No shares of capital stock have been issued in violation of any preemptive rights or any applicable securities Laws. Other than as set forth in Schedule D, the Company has no outstanding or authorized options, warrants, rights, subscription rights, conversion rights, exchange rights, preemptive rights or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its capital stock or other equity security, or securities convertible or exchangeable for, or any options, warrants, or rights to purchase, any of such capital stock or other equity security. There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any of its capital stock or other equity security. There are no outstanding or authorized stock appreciation, phantom equity, profit participation or similar rights with respect to the Company. There are no dividends which have accrued or been declared but are unpaid on the capital stock of the Company. There are no voting agreements, voting trusts, proxies, registration rights agreements, stockholder agreements or other Contracts with respect to any of the shares of capital stock of the Company.

Section 3.4. Conflicts; Consents of Third Parties. The execution and delivery of this Agreement and the other Transaction Documents to which the Company is a party, the consummation of the transactions contemplated hereby or thereby, and compliance by the Company with the provisions hereof or thereof do not and will not, with or without the passage of time or the giving of notice: (a) conflict with, or result in the breach of, any provision of the Governing Documents of the Company; (b) conflict with, violate, result in the breach or termination of, constitute a default under, result in an acceleration of, constitute a change of control under, or create in any party the right to accelerate, terminate, modify or cancel, any Contract to which the Company is a party or by which the Company or its properties or assets are bound, or require a Consent from any Person in order to avoid any such conflict, violation, breach, termination, default or acceleration; (c) violate any Law or any Order by which the Company is bound; or (d) result in the creation of any Lien upon the properties or assets of the Company. No Consent, Order, waiver, declaration or filing with, or notification to any Person, including any Governmental Body, is required on the part of the Company in connection with the execution, delivery and performance of this Agreement or the other Transaction Documents, or the compliance by any of them with any of the provisions hereof or thereof.

Section 3.5. Financial Statements.

(a)       Included in Schedule B(i)-(iii) are complete copies of the unaudited balance sheets of the Company as at December 31, 2015 and August 31, 2016 (the "Balance Sheet Date"), and the related unaudited income statement and statement of cash flows of the Company for the eight months then ended (all of such statements, including the related notes and schedules thereto, the “Financial Statements”). The Financial Statements have been prepared from the Books and Records in accordance with GAAP applied on a consistent basis throughout the period indicated, except, in the case of the unaudited financial statements, for the failure to include the footnotes required by GAAP and subject to normal and non-recurring year-end audit adjustments (which will not be material in the aggregate). The Financial Statements fairly present in all material respects the financial position and results of operations, shareholders’ equity and cash flows of the Company as of the dates and for the period reflected thereon. The Company maintains a standard system of accounting established and administered in accordance with GAAP.

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(b)       The Company (i) makes and keeps accurate Books and Records in a consistent manner and (ii) established and maintains a system of “internal controls over financial reporting” (as defined in Rule 13a-15(f) of the Securities Exchange Act of 1934, as amended) sufficient to provide reasonable assurance (i) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (ii) that receipts and expenditures of the Company are being made only in accordance with the authorization of the Company’s management and directors, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the Company’s financial statements. There has not been (1) any significant deficiency in the design or operation of internal controls which could affect the ability of the Company to record, process, and summarize its financial data or any material weaknesses in internal controls of the Company, or (2) any fraud that involves management or other employees who have a significant role in the internal controls of the Company. Since the Balance Sheet Date, there have been no changes in internal controls or in other factors that could materially affect internal controls by the Company, including any corrective actions with regard to significant deficiencies and material weaknesses.

Section 3.6. No Undisclosed Liabilities. The Company has no undisclosed Liabilities (and there is no basis for any present or future Legal Proceeding against the Company giving rise to any Liability) except (a) to the extent specifically reflected and accrued for or specifically reserved against in the Balance Sheet; (b) for current Liabilities incurred subsequent to the Balance Sheet Date in the ordinary course of business consistent with past custom and practice (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of Law) and (c) those disclosed in Schedule A and Schedule F.

Section 3.7. Absence of Certain Developments. Since the Balance Sheet Date, the Company has not conducted its business other than in the ordinary course consistent with past practice and:

(a)       there has not been any Company Material Adverse Change nor has there occurred any event which is reasonably likely to result in a Company Material Adverse Change;

(b)       the Company has not made any declaration or payment of any dividends or distributions on or in respect of any capital stock or other security of the Company, or redemption, purchase or acquisition of any capital stock or other security of the Company, or made any other payment to or on behalf of any Seller or any Affiliate thereof;

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(c)       there has not been any split, combination or reclassification of any shares of capital stock or other security of the Company;

(d)       there has not been any damage, destruction or loss, whether or not covered by insurance, with respect to the property and assets of the Company having a replacement cost of more than $5,000 for any single loss or $10,000 in the aggregate for any related losses;

(e)       the Company has not made any change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or paid or agreed or orally promised to pay, conditionally or otherwise, any bonus, incentive, retention or other compensation, retirement, welfare, fringe or severance benefit or vacation pay, to or in respect of any director, officer, employee, distributor or agent of the Company, other than increases in the ordinary course of business consistent with past practice in the base wages or salaries of employees of the Company other than officers or senior managers;

(f)       the Company has not entered into or amended any employment, deferred compensation, severance or similar agreement;

(g)       the Company has not entered into any collective bargaining agreement or relationship with any labor organization;

(h)       there has not been any material change by the Company in accounting or Tax reporting principles, methods or policies, any settlement of any Tax controversy, any amendment of any Tax Return, or any material Tax election made by or with respect to the Company;

(i)       except for the transactions contemplated by this Agreement, the Company has not entered into or amended any other transaction or Contract other than in the ordinary course of business consistent with past practice;

(j)       the Company has not hired employees or engaged independent contractors other than in the ordinary course of business consistent with, and at a level consistent with, past practice;

(k)       the Company has not breached any Contract;

(l)       the Company has not made any loans, advances or capital contributions to, or investments in, any Person that are undisclosed or not listed in Schedules A and F;

(m)       the Company has not mortgaged, pledged or subjected to any Lien any of its assets, or acquired any assets or sold, assigned, transferred, conveyed, leased or otherwise disposed of any assets of the Company except for assets acquired or sold, assigned, transferred, conveyed, leased or otherwise disposed of in the ordinary course of business consistent with past practice;

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(n)       the Company has not canceled or compromised any debt or claim or amended, canceled, terminated, relinquished, waived or released any Contract or right except in the ordinary course of business consistent with past practice and which, in the aggregate, are not material to the Company;

(o)       the Company has not entered into or amended any Contract or transaction with any of its Affiliates or paid any fees, expenses or other amounts to any Affiliate of the Company;

(p)       the Company has not made or committed to make any capital expenditures or capital additions or improvements (i) in excess of $5,000 individually or $10,000 in the aggregate, or (ii) outside the ordinary course of business consistent with past practices;

(q)       the Company has not entered into any prepaid transactions or otherwise accelerated revenue recognition or the sales for periods prior to the Closing outside of the ordinary course of business consistent with past practices;

(r)       the Company has not materially changed its policies or practices with respect to the payment of accounts payable or other current liabilities or the collection of accounts receivable (including any acceleration or deferral of the payment or collection thereof);

(s)       the Company has not amended any of its Governing Documents;

(t)       the Company has not adopted any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law or other agreement with respect to the sale of its assets, securities or Business;

(u)       the Company has not issued any equity or debt securities or any security exercisable or exchangeable for or convertible into equity securities of the Company, or incurred any Indebtedness or other Liabilities (other than in the ordinary course of business consistent with past practices);

(v)       the Company has not (i) discharged, repaid, amended, modified, made payment on, canceled or compromised any Indebtedness, or discharged or satisfied any Lien, or (ii) engaged in any transaction or provided any consideration relating to the release, modification or diminution of any guarantee, bond, surety or other obligation of any Seller or any Affiliate thereof;

(w)       the Company has not entered into any compromise or settlement of any Legal Proceeding or investigation by any Governmental Body;

(x)       the Company has not transferred, assigned or granted any license or sublicense of any material rights under or with respect to any Intellectual Property;

(y)       the Company has not failed (i) to file any material reports or take steps necessary to comply with applicable Laws and (ii) to maintain in good standing all Permits; and

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(z)       the Company has not entered into any agreements or commitments to do or perform in the future any actions referred to in this section.

Section 3.8. Taxes.

(a)       The Company has timely filed with the appropriate taxing authorities all Tax Returns that it has been required to file. All such Tax Returns are true, correct and complete in all respects. All Taxes owed by the Company (whether or not shown on any Tax Return) have been paid. Adequate reserves have been established on the Financial Statements to provide for the payment of any Taxes which are not yet due and payable with respect to the Company for taxable periods or portions thereof ending on or before the Balance Sheet Date. The Company is not the beneficiary of any extension of time within which to file any Tax Return. No written claim has ever been made by an authority with respect to the Company in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens on any of the assets of the Company that have arisen in connection with any failure (or alleged failure) to pay any Tax.

(b)       The Company has withheld and paid to the appropriate taxing authority or other Governmental Body all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

(c)       The Company has not waived or extended any statute of limitations in respect of Taxes or agreed to any extension of time with respect to the assessment, payment or collection of any Tax.

(d)       The Company has no obligation to make a payment that is not deductible under Section 280G of the Code or that includes an obligation to indemnify or “gross up” the recipient of such payment for taxes imposed by Section 4999 of the Code.

(e)       None of the properties or assets of the Company is property which, for Tax purposes, is required to be treated as owned by another Person. The Company is not an obligor on, and none of its assets have been financed directly or indirectly by, any tax-exempt bonds. No property or assets of the Company is “tax-exempt use property” within the meaning of Section 168(h) of the Code.

(f)       No deficiency or proposed adjustment which has not been settled or otherwise resolved for any amount of Taxes has been asserted or assessed by any taxing authority or other Governmental Body against the Company. There has not been, within the past five calendar years, an audit, examination or written notice of potential examination of any Tax Returns filed by the Company.

(g)       There is no action, suit, examination, investigation, Governmental Body proceeding, or audit or claim for refund in progress, pending, proposed or, to the Knowledge of the Sellers, threatened against or with respect to the Company regarding Taxes. No Seller and no director or officer (or employee responsible for Tax matters) of the Company expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed.

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(h)       The Company has not agreed to or been required to make any adjustment pursuant to Section 481(a) of the Code or any corresponding provision of state, local or foreign Law by reason of any change in accounting method initiated by it or on its behalf; no taxing authority has proposed any such adjustment or change in accounting method; and the Company has no application pending with any taxing authority requesting permission for any change in accounting method. The Company will not be required (A) as a result of a change in method of accounting for a taxable period ending on or prior to the Closing Date, to include any adjustment under Section 481(c) of the Code in taxable income for any taxable period (or portion thereof) beginning after the Closing or (B) as a result of any “closing agreement,” as described in Section 7121 of the Code, to include any item of income or exclude any item of deduction from any taxable period (or portion thereof) beginning after the Closing.

(i)       The Company has not been a member of an affiliated group (as defined in Section 1504 of the Code), filed or been included in a combined, consolidated or unitary income Tax Return, or is a partner, member, owner or beneficiary of any entity treated as a partnership or a trust for Tax purposes. The Company has no Liability for Taxes of any Person under Treasury Regulations Section 1.1502-6 or similar state or local Laws, as a successor or transferee, by contract or otherwise.

(j)       The Company is not a party to or bound by any Tax allocation or Tax sharing agreement and has no contractual obligation to indemnify any other Person with respect to Taxes.

(k)       True, correct and complete copies of all income and sales Tax Returns filed by or with respect to the Company for taxable periods ending on or before December 31, 2015 have been delivered to Purchaser.

(l)       The Company has not participated in any reportable transaction as contemplated in Treasury Regulations Section 1.6011-4. The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(m)       The Company is not subject to Tax, nor does it have a permanent establishment, in any foreign jurisdiction.

(n)       The Company has no pending ruling requests filed by it or on its behalf with any taxing authority or Governmental Body.

Section 3.9. Real and Personal Property.

(a)       The Company does not own nor has owned any real property or interest in real property.

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(b)       Schedule H sets forth the address of each parcel of real property and interests in real property leased by the Company as lessee, and a true and complete list of all leases related to real property currently leased by the Company (individually, a “Real Property Lease” and the real properties specified in such leases being referred to herein collectively as the “Leased Properties”). The Company has a valid, binding and enforceable leasehold interest under each of the Real Property Leases, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at Law or in equity). The Company has not received any written notice of any default or event that with notice or lapse of time, or both, would constitute a default under any of the Real Property Leases and the Company and, to the Knowledge of the Sellers, each other party thereto, is in compliance with all obligations of such party thereunder. The Company has not subleased, assigned or otherwise granted to any Person the right to use or occupy such Leased Properties or any portion thereof. The Company’s possession and quiet enjoyment of Leased Property under each Real Property Lease has not been disturbed and there are no disputes with respect to any Real Property Lease. No security deposit or portion thereof deposited with respect to any Real Property Lease has been applied in respect of a breach of or default under any such Real Property Lease that has not been redeposited in full. The Company does not owe, or will owe in the future, any brokerage commissions or finder’s fees with respect to any Real Property Lease. The Company has not collaterally assigned or granted any other Lien in any Real Property Lease or any interest therein (other than Permitted Liens). There are no Liens on the estate or interest created by any Real Property Lease (other than Permitted Liens). Sellers have delivered to Purchaser complete and correct copies of the Real Property Leases, together with all amendments, modifications or supplements, if any, thereto. The lease identified in Schedule H shall be terminated upon the Closing of this Agreement.

(c)       To the Knowledge of the Sellers, the Leased Properties are in compliance with all applicable building, zoning, subdivision, health and safety and other land use Laws, including the Americans with Disabilities Act of 1990, as amended, and all insurance requirements affecting the Leased Properties (collectively, the “Real Property Laws”), and the current use or occupancy of the Leased Properties or operation of the Business thereon does not violate any Real Property Laws. The Company has not received any notice of violation of any Real Property Law. There is no pending or, to the Knowledge of the Sellers, anticipated change in any Real Property Law that will impact the Leased Properties or any portion thereof in the continued operation of the Business. There is no pending or, to the Knowledge of the Sellers, threatened zoning application or proceeding or condemnation, eminent domain or taking proceeding with respect to the Leased Properties.

(d)       The Leased Properties constitute all interests in real property currently used or currently held for use in connection with the Business or which are necessary for the continued operation of the Business as the Business is currently conducted.

(e)       The Company (and not any Affiliate thereof) has good and marketable title to all its assets, free and clear of any and all Liens, except for Permitted Liens. Such assets include all assets, rights and interests reasonably required for the continued conduct of the Business by Purchaser.

(f)       All tangible personal property owned by the Company, and all of the items of tangible personal property used by the Company, are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

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Section 3.10. Intellectual Property, Privacy, Systems and Security.

(a)       The Company owns and has independently developed, free and clear from all Liens, or otherwise possesses legally enforceable rights to use all of the Intellectual Property reasonably necessary to the conduct of the Business as currently conducted. The Intellectual Property owned by the Company (“Owned Intellectual Property”) and the Intellectual Property licensed to the Company comprises all of the Intellectual Property that is used in or is reasonably necessary to conduct the Business as currently conducted (such Intellectual Property being hereinafter collectively referred to as the “Company IP Rights”).

(b)       Schedule G sets forth a true, complete and correct list of all Owned Intellectual Property for which a registration or application has been filed with a governmental body, including patents, trademarks, service marks, copyrights rights, rights in Internet or World Wide Web Domain names or URLs with any governmental entity, including Internet domain name registrars; in each case listing, as applicable, (x) the jurisdiction where the item is located and (y) the application or registration number, and (z) all applications, registrations, filings and other formal written governmental actions made or taken pursuant to applicable Laws by the Company to secure, perfect or protect its interest in Company IP Rights, including all patent applications, copyright applications, and applications for registration of trademarks and service marks. Schedule G sets forth a complete and correct list of all trademarks, service marks, other trade designations, Software, copyrights, and trade secrets that are Owned Intellectual Property and not otherwise identified in this Agreement. All required filings and fees related to the Owned Intellectual Property have been timely filed with and paid to the relevant governmental authority and authorized registrars, and all Owned Intellectual Property is otherwise in good standing. To the Knowledge of the Sellers, all patents, registered trademarks, service marks, rights in Internet or World Wide Web domain names or URLs, and copyrights held by the Company are valid, enforceable and subsisting. To the Knowledge of the Sellers, all items set forth under clause (i) are currently in compliance with all formal legal requirements (including payment of filing, examination and maintenance fees and proofs of use) and are not subject to any unpaid maintenance fees or taxes or actions. Schedule G also sets forth a complete and correct list of all written or oral licenses and arrangements (ii) pursuant to which the use by any Person of Intellectual Property is permitted by the Company or (iii) pursuant to which the use by the Company of Intellectual Property is permitted by any Person (collectively, the “Intellectual Property Licenses”). The Intellectual Property Licenses are valid, binding and enforceable between the other parties thereto and are in full force and effect. There is no material default under any Intellectual Property License by the Company or, to the Knowledge of the Sellers, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a material default thereunder. The Company and, to the Knowledge of the Sellers, each other party thereto is in compliance with all obligations under each Intellectual Property License. Other than pursuant to the Intellectual Property Licenses, no Person has any interest in any Intellectual Property used by the Company.

(c)       There are no royalties, honoraria, fees or other payments payable by the Company to any third Person (other than amounts payable to employees and independent contractors not contingent on or related to use of their work product) as a result of the ownership, use, possession, license, sale, marketing, advertising or disposition of any Company IP Rights by the Company to the extent necessary for the conduct of the Business and none will become payable as a result of the consummation of the transactions contemplated hereby.

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(d)       To the Knowledge of the Sellers, no current employee, consultant or independent contractor of the Company: (i) is in violation of any term or covenant of any employment contract, patent disclosure agreement, invention assignment agreement, non-disclosure agreement, non-solicitation agreement, non-competition agreement, or any other contract with any other Person by virtue of such employee’s, consultant’s, or independent contractor’s being employed by, or performing services for, the Company or using trade secrets or proprietary information of others without permission or (ii) is party to any contract with any prior employer or other party that prohibits or otherwise restricts such employee, consultant or independent contractor in any material respect from performing his prior or current duties at the Company; or (iii) has developed any technology, software or other copyrightable, patentable, or otherwise proprietary work for the Company that is subject to any contract under which such employee, consultant or independent contractor has assigned or otherwise granted (or agreed to assign or otherwise grant) to any third party any rights (including Intellectual Property) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work. To the Knowledge of the Sellers, the employment of any employee of the Company and the use by the Company of the services of any consultant or independent contractor has not and does not subject the Company to any liability to any third party for improperly soliciting such employee or consultant, or independent contractor to work for the Company, whether such liability is based on contractual or other legal obligations to such third party.

(e)       The use of the Company’s IP Rights as presently conducted does not and will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties.

(f)       There is no claim or demand of any Person pertaining to, or any proceeding which is pending or, to the Knowledge of the Sellers, threatened, that challenges the rights of the Company in respect of any Owned Intellectual Property, or claims that any default exists under any Intellectual Property License.

(g)       To the Knowledge of the Sellers, there is no unauthorized use, disclosure, infringement or misappropriation by any third party of any Owned Intellectual Property or any Intellectual Property Licenses which are exclusively licensed to the Company, including any employee or former employee of the Company, and the Company has not made any allegations to the contrary. The Company has not agreed to indemnify any Person against any infringement of any Intellectual Property of any third party with respect to any Proprietary Software Products, other than indemnification provisions contained in the Company’s purchase orders or other contracts entered into in the ordinary course of business, all forms of which have been provided or made available to Purchaser.

(h)       The Company has taken all reasonable, necessary and appropriate steps to protect, preserve and maintain the secrecy and confidentiality of material confidential information of the Company and to preserve and maintain the Company’s interests and proprietary rights in Company IP Rights (including in each case the source code for all Software in the Proprietary Software Products). To the Knowledge of the Sellers, there is no misappropriation of any of the Company’s trade secrets by another Person.

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(i)       All current and former officers, employees and consultants of the Company who have or have had access to proprietary information and inventions of the Company has executed and delivered to the Company a binding and enforceable agreement regarding the protection of such proprietary information; and copies of all such contracts have been provided to Purchaser.

(j)       The Company has secured valid written assignments from all of the Company’s consultants, contractors and employees who conceived (in whole or in part) of any Owned Intellectual Property, including without limitation, the Proprietary Software Products, to the extent legally permissible. All work relating to any Intellectual Property done by such employees was within the scope of their employment and the Company owns all rights to all work performed by such employees.

(k)       No current or former employee, officer, director, consultant or independent contractor of the Company has any right, license, claim or interest whatsoever in or with respect to any Company IP Rights.

(l)       Neither the Company nor any of its current or former employees, officers, directors, consultants or independent contractors during the time period of their association with the Company, has made any patentable inventions related to any Proprietary Software Products or otherwise related to the Company’s Business.

(m)       Government Funding: Except as listed on Schedule I, there shall be no additional government funding, facilities of a university, college, other educational institution or research center or funding from third parties (other than funds received in consideration for Company stock) was used in the development of the Proprietary Software Products or any other Owned Intellectual Property or any Intellectual Property License which are exclusively licensed to the Company. No current or former employee, consultant or independent contractor of the Company who was involved in, or who contributed to, the creation or development of any Company IP Rights has performed services for any governmental entity, university, college, or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for the Company. To the Knowledge of the Sellers, no governmental entity, university, college, or other educational institution or non-profit research center has any claim or right in or to any Owned Intellectual Property or any Intellectual Property License which are exclusively licensed to the Company, including any “march in” rights.

(n)       All of the Software and Documentation comprising, incorporated in or bundled with the Customer Offerings or Internal Systems have been designed, authored, tested and (consistent with current industry standards) debugged by regular employees of the Company within the scope of their employment or by independent contractors of the Company who have executed valid and binding agreements expressly assigning all right, title and interest in such copyrightable materials to the Company, waiving their non-assignable rights (including moral rights) in favor of the Company and its permitted assigns and licensees, and have no residual claim to such materials. The Company has provided Purchaser with true and complete copies of all such agreements.

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(o)       The Customer Offerings and the Internal Systems are free from material defects in design, workmanship and materials and conform in all material respects to the written Documentation and specifications therefor. To the Knowledge of the Sellers, the Customer Offerings and the Internal Systems do not contain any disabling device, virus, worm, back door, Trojan horse or other disruptive or malicious code that may or are intended to impair their intended performance or otherwise permit unauthorized access to, hamper, delete or damage any computer system, software, network or data. The Company has not received any warranty claims, contractual terminations or requests for settlement or refund due to the failure of the Customer Offerings to meet their specifications or otherwise to satisfy end user needs or for harm or damage to any third party.

(p)       The Company and its use of the Intellectual Property have been and are in material compliance with all applicable Laws including, without limitation HIPAA, and contractual requirements, published privacy policies or statements, and any other policies of the Company concerning data security requirements, privacy policy notice requirements, data security breach requirements, and requirements regarding the use, storage, disclosure or transfer of personally identifiable information, which includes Protected Health Information, as defined in 45 C.F.R. Sec. 160.103 (collectively, “PII”). To the Knowledge of the Sellers, no investigation relating to the information privacy or data security practices (including collection, transfer, or use) of the Company is being conducted by any governmental entity. To the Knowledge of the Sellers, there has been no data security breach of any computer systems or networks, or unauthorized use of any PII that is owned, used, stored, received, or controlled by or on behalf of the Company. To the Knowledge of the Sellers, there has been no actual or suspected privacy breach of any PII that is owned, used, stored, received, or controlled by or on behalf of the Company. No claims are pending or, to the Knowledge of the Sellers, threatened or likely to be asserted against the Company by any Person alleging a violation of any applicable Laws or rights relating to privacy, PII, or any other confidentiality rights under any applicable U.S. Laws, policies or procedures. To the Knowledge of the Sellers, the consummation of the transactions contemplated hereby will not breach or otherwise cause any violation of any applicable Laws relating to privacy or security, or of the privacy policies or procedures of the Company.

(q)       The Company owns, leases or licenses software, hardware, databases, computer equipment and other information technology comprising its Internal Systems. The Company has taken reasonable, necessary and appropriate steps to preserve the availability, security and integrity of its Internal Systems and the data and information stored on its Internal Systems. The Internal Systems operate and perform in all material respects in a manner that permits the Company to conduct the Business as currently conducted, and the Company has purchased or otherwise lawfully acquired a sufficient number of licenses for all material third party software used by the Company. The documentation and the source code with its embedded commentary and descriptions, the specifications and the other informational materials which describe the operation, functions and technical characteristics applicable to the Internal Systems are complete in all material respects and sufficient to permit the Company to support and maintain the Proprietary Software Products and operations of the Business. With respect to the Internal Systems: (i) there have been no successful or, to the Knowledge of the Sellers, there has not been any material malfunction thereof that has not been remedied or replaced in all material respects, or any material unplanned downtime or material service interruption thereof; (ii) the Company has implemented or is in the process of implementing (or in the exercise of reasonable business judgment has determined that implementation is not yet in the best interest of the Company) in a timely manner any and all security patches or security upgrades that are generally available therefor; and (iii) to the Knowledge of the Sellers, no third party providing services to the Company has failed to meet any service obligations with respect to the Internal Systems. The Company has implemented reasonable backup and disaster recovery technology processes substantially consistent with industry practices and has tested such processes for effectiveness.

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Section 3.11. Contracts.

(a)       Schedule M sets forth all of the Contracts to which the Company is a party or by which it or any of its assets are bound of the types described below:

(i)       Contracts relating to employment or compensation or with any current or former officer, director or employee of the Company;

(ii)       Contracts entered into within the last five years relating to the acquisition or disposition of any equity interest in or assets of, any Person;

(iii)       Contracts limiting the ability of the Company to engage in any line of business or to compete with any Person or to conduct business in any geographical area;

(iv)       Contracts relating to any indebtedness of the Company and Contracts under which the Company has imposed or incurred a Lien on any of its assets;

(v)       Contracts relating to any loan or investment by the Company or any guarantee of any obligation of any other Person;

(vi)       Contracts with any Governmental Body; and

(vii)       All other Contracts which involve the receipt or payment of an amount in excess of $10,000 or any 12-month period.

(b)       Complete copies of the items required to be set forth in Schedule M have previously been provided to Purchaser by Sellers. The Company is not in default, and no event has occurred which, with the giving of notice or the passage of time or both, would constitute a default, under any such Contract or any other obligation owed by the Company and, to the Knowledge of the Sellers, no event has occurred which, with the giving of notice or the passage of time or both, would constitute a default by any other party to any such Contract. Each of the Contracts disclosed in Schedule M is in full force and effect, is valid and enforceable in accordance with its terms and, to the Knowledge of the Sellers, is not subject to any claims, charges, setoffs or defenses. There are no disputes pending or threatened under any such Contract. The Company and, to the Knowledge of the Sellers, each other party thereto is in compliance with all of its obligations under each such Contract.

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Section 3.12. Employee Benefits. There are no Company “employee benefit plans” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any other pension plans or employee benefit agreements, arrangements, programs or payroll practices (including severance pay, other termination benefits or compensation, vacation pay, salary, company awards, stock option, stock purchase, salary continuation for disability, sick leave, retirement, deferred compensation, bonus or other incentive compensation, stock purchase arrangements or policies, hospitalization, medical insurance, life insurance and scholarship programs) (whether funded or unfunded, written or oral, qualified or nonqualified), sponsored, maintained or contributed to or required to be contributed to by the Company or by any trade or business, whether or not incorporated, that together with the Company would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “Company ERISA Affiliate”) for the benefit of any employee, leased employee, director, officer, shareholder or independent contractor (in each case either current or former) of the Company or any Company ERISA Affiliate (“Employee Benefit Plans”). None of the Company, any of its Affiliates or any Company ERISA Affiliate has ever participated in, been required to contribute to, or otherwise been required to participate in any Multiemployer Plan or any Multiple Employer Plan. No Employee Benefit Plan is or at any time was a “defined benefit plan” as defined in Section 3(35) of ERISA or a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code. Neither the Company, nor any of its Affiliates, nor any Company ERISA Affiliate has ever participated in, been required to contribute to, or otherwise been required to participate in any plan, program or arrangement subject to Title IV of ERISA. No Employee Benefit Plan is a multiple employer welfare arrangement as defined in Section 3(40) of ERISA.

Section 3.13. Labor.

(a)       There are no Legal Proceedings against the Company pending or, to the Knowledge of the Sellers, threatened which would reasonably be expected to be brought or filed, with any public or Governmental Body based on, arising out of, in connection with, or otherwise relating to the application or recruitment for employment, employment or termination of employment of any individual or group by the Company.

(b)       To the Knowledge of the Sellers, no executive or employee currently has any plans to terminate employment with the Company independently of or as a result of the transactions contemplated by this Agreement.

(c)       The Company is and has been in compliance with all applicable Laws pertaining to employment and employment practices to the extent they relate to the employees of the Company, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wage and hours, overtime compensation, child labor, health and safety, workers’ compensation, uniformed services employment, whistleblowers, leaves of absence and unemployment insurance. All individuals characterized and treated by the Company as consultants or contractors are properly treated as independent contractors under all applicable Laws. There are no Legal Proceedings pending against the Company or, to the Knowledge of the Sellers, threatened to be brought or filed, by or with any Governmental Body or arbitrator in connection with the employment of any current or former employee, consultant or independent contractor, including any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay or any other employment related matter arising under applicable Laws. There are no internal complaints or reports by any current or former employee, consultant or independent contractor pursuant to the anti-harassment policy of the Company that are pending or under investigation.

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(d)       The provisions of WARN have not been applicable to the Company and the Company has no plans to undertake any action in the future that would trigger WARN.

(e)       All employees of the Company are residing and/or working in the United States (i) free of any restrictions or limitations on their ability to accept employment lawfully in the United States and (ii) in compliance with all applicable Laws relating to immigration and naturalization. No Legal Proceeding has been filed or commenced against the Company or, to the Knowledge of the Sellers, any employees thereof, that (a) alleges any failure so to comply or (b) seeks removal, exclusion or other restrictions on such employee’s ability to reside and/or accept employment lawfully in the United States and/or the continued ability of the Company to sponsor employees for immigration benefits and, to the Knowledge of the Sellers, there is no reasonable basis for any of the foregoing. To the Knowledge of the Sellers, there is no reasonable basis to believe that any employee of the Company will not be able to continue to so reside and/or accept employment lawfully in the United States in accordance with all such Laws. The Company maintains adequate internal systems and procedures to provide reasonable assurance that all employee hiring is conducted in compliance with all applicable Laws relating to immigration and naturalization. No audit, investigation or other Legal Proceeding has been commenced against the Company at any time with respect to its compliance with applicable Laws relating to immigration and naturalization in connection with its hiring practices.

Section 3.14. Compliance with Laws; Permits.

(a)       The Company is, and has at all times been, in compliance with all Laws applicable to it or the operation, use, occupancy or ownership of its assets or properties or the conduct of the Business including, without limitation, the applicable standards for Privacy or Security of Identifiable Health Information promulgated pursuant to the Health Insurance Portability and Accountability Act of 1996, as amended, and the Standards for Privacy of Individually Identifiable Health Information, 45 C.F.R. Parts 160-164, the Standards for Security of Electronic Protected Health Information, 45 C.F.R. Parts 160, 162 and 164, and the implementing regulations thereunder, and the Health Information Technology for Economic and Clinical Health Act (“HITECH”) (collectively, “HIPAA”). The Company has not received written notice from any Governmental Body of, and Sellers have no Knowledge of, any failure to comply with any Law. There is no investigation by a Governmental Body pending against or, to the Knowledge of the Sellers, threatened against the Company.

(b)       Schedule L contains a complete and accurate list of each Permit that is held by the Company or that otherwise relates to the Business. Each Permit listed or required to be listed on Schedule K is valid and in full force and effect. Further:

(i)       the Company is, and has been, in full compliance with all of the terms and requirements of each Permit identified or required to be identified;

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(ii)       no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Permit identified or required to be identified or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Permit identified or required to be identified;

(iii)       the Company has not received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Permit or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of or modification to any Permit; and

(iv)       all applications required to have been filed for the renewal of the Permits identified or required to be identified in Schedule L have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Permits have been duly made on a timely basis with the appropriate Governmental Bodies.

The Permits identified in Schedule L collectively constitute all of the Permits necessary to enable the Company to lawfully conduct and operate the Business and to own and use its assets in the manner in which it currently owns and uses such assets.

(c)       There is no Legal Proceeding pending or threatened against the Company before any court or other governmental Body or any arbitral tribunal, nor is there any basis for any such Legal Proceeding.

Section 3.15. Environmental Matters.

(a)       The operations of the Company are currently and have been in compliance with all applicable Environmental Laws and all licenses and permits issued pursuant to Environmental Laws or otherwise (“Environmental Permits”).

(b)       The Company has obtained and currently maintains all Environmental Permits required under all applicable Environmental Laws necessary to operate the Business.

(c)       The Company is not the subject of any outstanding written Order or Contract with any Governmental Body or other Person respecting any Environmental Laws or any Release or threatened Release of a Hazardous Material.

(d)       The Company has not received any written communication alleging either that it may be in violation of any Environmental Law or Environmental Permit or that it may have any Liability under any Environmental Law.

(e)       The Company has not incurred, assumed or undertaken any contingent Liability in connection with any Release of any Hazardous Materials into the indoor or outdoor environment (whether on-site or off-site) and there are no facts, circumstances or conditions relating to, arising out of or attributable to it that could give rise to Liability under Environmental Laws.

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(f)       To the Knowledge of the Sellers, there is not located at any of the properties of the Company any (i) underground storage tanks, (ii) asbestos or asbestos-containing material, (iii) equipment containing polychlorinated biphenyls, (iv) lead-based paint, or (v) mold; and

(g)       Sellers have delivered to Purchaser all environmentally related audits, studies, reports, analyses, and results of investigations that have been performed within the previous five years with respect to the currently or previously owned, leased or operated properties of the Company.

Section 3.16. Insurance. Schedule J includes a correct and complete list and description, including policy number, coverage and deductible, of all insurance policies owned by the Company, complete copies of which policies have previously been delivered to Purchaser by Sellers. Such policies are in full force and effect, all premiums due thereon have been paid and the Company is not in default thereunder. Such insurance policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Business and are sufficient for compliance with all applicable Laws and Contracts to which the Company is a party or by which it is bound. The Company has not received any notices of cancellation or intent to cancel or increase or intent to increase premiums with respect to such insurance policies nor is there any basis for any such action. There are no pending claims or any claims in the past five (5) years with any insurance company by the Company and there were no instances within the previous five (5) years of a denial of coverage of the Company by any insurance company.

Section 3.17. Receivables; Payables.

(a)       The accounts receivable and notes receivable of the Company reflected in the Balance Sheet and arising after the date thereof have arisen in bona fide arm’s-length transactions in the ordinary and usual course of business consistent with past custom and practice, and, subject to the allowance for doubtful accounts set forth in the Balance Sheet, all such receivables are valid, collectible and binding obligations of the account debtors without any counterclaims, setoffs or other defenses thereto. All such reserves, allowances and discounts were and are adequate and consistent in extent with the reserves, allowances and discounts previously maintained by the Company in the ordinary and usual course of business consistent with past custom and practice and determined in accordance with GAAP. A complete list of all accounts receivable and notes receivable of the Company as of the date hereof is included Schedule C.

(b)       All accounts payable of the Company reflected on the Balance Sheet and arising after the date thereof are the result of bona fide transactions in the ordinary course of business and have been paid or are not yet due and payable, except for accounts payable that are being disputed in good faith in an appropriate manner and for which there are adequate reserves on the Balance Sheet, or, with respect to accounts payable arising after the Balance Sheet Date, on the accounting records of the Company.

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Section 3.18. Absence of Certain Business Practices. The Company has not, and no Seller, no Affiliate or agent of the Company or any Seller, and no other Person acting on behalf of or associated with any Seller or the Company, acting alone or together, has (a) received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from any customer, supplier or employee or agent of any customer or supplier; or (b) directly or indirectly given or agreed to give any money, gift or similar benefit to any customer, supplier or employee or agent of any customer or supplier, any official or employee of any government (domestic or foreign), or any political party or candidate for office (domestic or foreign), or other Person who was, is or may be in a position to help or hinder the business of the Company (or assist the Company in connection with any actual or proposed transaction), in each case which (i) may subject the Company to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) if not given in the past, may have had an adverse effect on the assets, Business, or operations of the Company, or (iii) if not continued in the future, may adversely affect the assets, business, or operations of the Company.

Section 3.19. Business Continuity. None of the computer software, computer hardware (whether general or special purpose), telecommunications capabilities (including all voice, data and video networks) and other similar or related items of automated, computerized, and/or software systems and any other networks or systems and related services that are used by or relied on by the Company in the conduct of the Business (collectively, the “Systems”) have experienced bugs, failures, breakdowns, or continued substandard performance in the past twelve (12) months that has caused any substantial disruption or interruption in or to the use of any such Systems by the Company.

Section 3.20. Bank Accounts; Powers of Attorney. Set forth in Schedule N is the following information:

(a)       with respect to any borrowing or investment arrangements, deposit or checking accounts or safety deposit boxes of the Company, the name of the financial institution, the type of account and the account number; and

(b)       the name of each Person holding a general or special power of attorney from or with respect to the Company and a description of the terms of each such power.

Section 3.21. Brokers Fees. Except for Technology Park.Com, the Company does not have any Liability to pay any fees or commissions to any investment banker, broker, finder, agent or any other similar Person with respect to the transactions contemplated by this Agreement. The arrangements with Technology Park.Com have been disclosed to the Purchaser in writing as set forth in Schedule A as part of the Creditor & Lender Report.

Section 3.22. No Misrepresentation. No representation or warranty of the Company or Sellers contained in this Agreement, any Transaction Document or any certificate or other instrument furnished to Purchaser or Rennova connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

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ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER AND RENNOVA

Purchaser and Rennova, jointly and severally, represent and warrant to Sellers as follows:

Section 4.1. Organization. Purchaser is a corporation duly organized under the Laws of the State of Florida and its status is active. Rennova is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of the Purchaser and Rennova has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business. Each of the Purchaser and Rennova is duly qualified or authorized to do business as a foreign corporation and is in good standing under the Laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization.

Section 4.2. Authorization and Enforceability. The execution, delivery and performance of this Agreement and Transaction Documents to which Purchaser or Rennova is a party have been duly authorized by all necessary action by or on behalf of Purchaser or Rennova. Each of Purchaser and Rennova has full power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party, and to perform its obligations hereunder and thereunder. This Agreement and each Transaction Document to which Purchaser or Rennova is or will be a party has been or will be duly and validly executed and delivered and constitutes the valid and legally binding obligation of Purchaser or Rennova, enforceable against Purchaser or Rennova in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at Law or in equity).

Section 4.3. Conflicts; Consent of Third Parties. Neither the execution and the delivery by Purchaser or Rennova of this Agreement and the other Transaction Documents to which it is a party, nor the consummation of the transactions contemplated hereby and thereby on the part of Purchaser or Rennova, will, with or without the passage of time or the giving of notice (a) conflict with, or result in the breach of, any provision of the Governing Documents of Purchaser or Rennova or (b) conflict with, violate, result in the breach or termination of, or constitute a default under, result in an acceleration of, or create in any party the right to accelerate, terminate, modify or cancel, any Contract to which Purchaser or Rennova is a party or by which Purchaser or Rennova or its properties or assets are bound.

Section 4.4. Brokers Fees. Neither Purchaser nor Rennova has any Liability to pay any fees or commissions to any broker, finder, agent or any other similar Person with respect to the transactions contemplated by this Agreement.

Section 4.5. No Proceedings. No suit, action or other proceeding is pending before any Governmental Body seeking to restrain or prohibit Purchaser or Rennova from entering into this Agreement or to prohibit the Closing or the performance of any other obligation hereunder.

Section 4.6. Investment Purpose. Purchaser is acquiring the Purchased Shares solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof. Purchaser acknowledges that the Purchased Shares are not registered under the Securities Act, and that the Purchased Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to Blue Sky Laws.

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Section 4.7. Preferred Shares. Upon issuance pursuant to the terms of this Agreement, the Series F Preferred will be duly authorized, validly issued, fully paid and non-assessable.

ARTICLE V
COVENANTS

Section 5.1. Commercially Reasonable Efforts; Notices and Consents.

(a)       Each of the Parties shall use its commercially reasonable efforts to take all action required of it and to do all things necessary, proper or advisable on its part in order to consummate and make effective the transactions contemplated by this Agreement and each of the Transaction Documents.

(b)       Each of the Parties shall give any notices to, make any filings with, and use their commercially reasonable efforts to obtain any Consents which are required to be given, made or obtained by it in connection with consummation of the transactions contemplated by this Agreement.

(c)       From the date hereof until the Closing, the Sellers shall promptly notify Purchaser in writing of:

(i)       any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Sellers hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth herein to be satisfied;

(ii)       any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii)       any notice or other communication from any Governmental Body in connection with the transactions contemplated by this Agreement; and

(iv)       any Legal Proceedings commenced or, to Sellers’ Knowledge, threatened against, relating to or involving or otherwise affecting Sellers or the Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to this Agreement or that relates to the consummation of the transactions contemplated by this Agreement.

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Purchaser’s receipt of information pursuant to this Agreement shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Sellers, and shall not be deemed to amend or supplement the Schedules attached hereto.

Section 5.2. Access to Information; Financial Statements.

(a)       From the date hereof until the Closing, Sellers and the Company shall (i) afford Purchaser and its employees, agents, accountants and legal and financial advisors (collectively, the “Purchaser’s Agents”) with access, during normal business hours, to the offices, plants, warehouses, properties, and Books and Records of the Company, and (ii) furnish to Purchaser’s Agents such additional financial and operating data and other information regarding the operations of the Company as Purchaser may from time to time request. Sellers and the Company shall facilitate Purchaser’s contact and communication with the employees and personnel of the Company, and the customers, suppliers, vendors and distributors of the Business, all as requested upon reasonable notice by Purchaser to the Sellers and during normal business hours after the date hereof. Sellers and the Company shall direct the employees and personnel of the Company to cooperate with Purchaser in connection with the foregoing. From the date hereof through the Closing, Sellers and the Company shall use good faith efforts to operate the Business in such a manner as to achieve a smooth transition consistent with the mutual business interests of Sellers and Purchaser.

(b)       From the date hereof until the Closing, the Sellers shall, as soon as practicable and in any event within fifteen (15) days after the end of each fiscal month of the Company, deliver to Purchaser the internally prepared consolidated financial statements of the Company as of the end of such fiscal month, for such fiscal month and for the period from the beginning of the then-current fiscal year to the end of such fiscal month.

Section 5.3. Operation of Business.

Except as contemplated by this Agreement, during the period from the date of this Agreement to the Closing, the Company shall conduct its operations in the ordinary course of business consistent with past practice and in compliance with all applicable Laws, to the extent consistent therewith, use its best efforts to preserve intact its current business organization, keep its physical assets in good working condition, keep available the services of its current officers and employees and preserve its relationships with Governmental Bodies, customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, prior to the Closing, the Company shall not, without the written consent of Purchaser, take any of the following actions:

(a)       declare or pay any dividends or distributions on or in respect of any of the capital stock or other securities of the Company or redeem, purchase or acquire any capital stock or other securities of the Company or make any other payment to or on behalf of any shareholder or other equity holder of the Company or any Affiliate thereof;

(b)       make any change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or pay or agree or orally promise to pay, conditionally or otherwise, any bonus, incentive, retention or other compensation, retirement, welfare, fringe or severance benefit or vacation pay, to or in respect of any director, officer, employee, distributor or agent of the Company, other than increases in the ordinary course of business consistent with past practice in the base wages or salaries of employees of the Company;

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(c)       enter into or amend any employment, deferred compensation, severance or similar contract;

(d)       materially change any of its accounting or Tax reporting principles, methods or policies, settle any Tax controversy, amend any Tax Return, or make any material Tax election by or with respect to the Company;

(e)       except for the transactions contemplated by this Agreement, enter into or amend any other transaction or Contract other than in the ordinary course of business consistent with past practice;

(f)       hire any employees or engage any independent contractors other than in the ordinary course of business consistent with, and at a level consistent with, past practice;

(g)       breach any Contract;

(h)       make any loans, advances or capital contributions to, or investments in, any Person;

(i)       mortgage, pledge or subject to any Lien any of its assets, or acquire any assets or sell, assign, transfer, convey, lease or otherwise dispose of any assets of the Company except for assets acquired or sold, assigned, transferred, conveyed, leased or otherwise disposed of in the ordinary course of business consistent with past practice;

(j)       cancel or compromise any debt or claim or amend, cancel, terminate, relinquish, waive or release any Contract or right except in the ordinary course of business consistent with past practice and which, in the aggregate, are not material to the Company;

(k)       enter into or amend any Contract or transaction with any of its Affiliates or pay any fees, expenses or other amounts to any Affiliate of the Company;

(l)       make or commit to make any capital expenditures or capital additions or improvements (i) in excess of $2,500 individually or $5,000 in the aggregate or (ii) outside the ordinary course of business consistent with past practices;

(m)       enter into any prepaid services transactions with any of its customers or otherwise accelerate revenue recognition or the sales of its services for periods prior to the Closing;

(n)       amend any of its Governing Documents;

(o)       adopt any plan of merger, consolidation, reorganization, liquidation or dissolution or file a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law or other agreement with respect to the sale of its assets, securities or Business;

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(p)       issue any equity or debt securities or any security exercisable or exchangeable for or convertible into equity securities of the Company, or incur any Indebtedness or other Liabilities (other than in the ordinary course of business consistent with past practices);

(q)       (i) discharge, repay, amend, modify, make payment on, cancel or compromise any Indebtedness, or discharge or satisfy any Lien, or (ii) engage in any transaction or provide any consideration relating to the release, modification or diminution of any guarantee, bond, surety or other obligation of any Seller or any Affiliate thereof;

(r)       take any action or omit to take any action that is reasonably likely to result in any of the conditions set forth herein not being satisfied; or

(s)       enter into any contracts or commitments to do or perform in the future any actions referred to in this Section 5.3.

Section 5.4. Further Assurances; Litigation Support.

(a)       If any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request; provided, however, that neither Purchaser nor Rennova shall be required to incur any out-of-pocket expense in connection therewith if it may be entitled to indemnity in connection therewith. Sellers and the Company shall cooperate with Purchaser to encourage each lessor, licensor, customer, supplier, or other business associate of the Company to maintain the same business relationships with the Company after the Closing as it maintained with the Company prior to the Closing, at Purchaser’s sole cost and expense.

(b)       Following the Closing, in the event and for so long as either Purchaser or Rennova actively is involved in, contesting or defending against any Legal Proceeding in connection with any fact, situation, circumstances, status, condition, activity, practice, plan, occurrence, event, incident, action, Tax matter, failure to act, or transaction involving the Company, each Seller shall cooperate reasonably with Purchaser or Rennova and such Party’s counsel in such involvement, contest or defense, and provide such testimony and access to their books and records as shall be reasonably necessary in connection with such contest or defense, all at the sole reasonable cost and expense of Purchaser (unless Purchaser or Rennova is entitled to indemnification therefor hereunder).

Section 5.5. Names and Logos. From and after the Closing, Sellers will not, and will cause their respective Affiliates not to, use any names or logos incorporating or similar to “Genomas” or any derivatives thereof or any other trade name used in the Business.

Section 5.6. Mail; Payments; Receivables. From and after the Closing, each Seller agrees to refer to Purchaser all customer, supplier, employee or other inquiries or correspondence relating to the Company and the conduct of the Business after the Closing Date. From and after the Closing, each Seller further agrees to remit to Purchaser all payments and invoices received by him or it or his or its Affiliates that relate to the Company (including accounts receivable) or the conduct of the Business after the Closing Date within five (5) Business Days after his or its receipt thereof.

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Section 5.7. Public Announcements; Confidentiality.

(a)       Unless otherwise required by applicable Law, no Seller shall, and each Seller shall cause his Affiliates, agents, representatives and professionals not to, and, prior to the Closing, the Company shall not, make any disclosure or public announcements in respect of this Agreement or the transactions contemplated hereby (including price and terms) or otherwise communicate with any news media without the prior written consent of Purchaser.

(b)       From and after the Closing, each Seller shall, and shall cause his or its respective Affiliates to, hold, and shall use his or its best efforts to cause his or its or their respective representatives to hold, in confidence (and not disclose or provide access to any other Person) any and all information, whether written or oral, concerning the Company or the Business, except to the extent that such Seller can show that such information (i) is generally available to and known by the public through no fault of any Seller or any of his or its respective Affiliates or representatives; or (ii) is lawfully acquired by such Seller or any of his or its respective Affiliates or representatives from and after the Closing from sources unrelated to Purchaser, the Company or any Seller which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If any Seller or any of his or its respective Affiliates or representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Sellers shall promptly notify Purchaser in writing and shall disclose only that portion of such information which Sellers are advised by their counsel in writing is legally required to be disclosed; provided, however, that each Seller shall use best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 5.8. Tax Covenants.

(a)       Purchaser and Rennova, on the one hand, and Sellers, on the other, agree, for all Tax purposes, to report the transactions effected pursuant to the Transaction Documents in a manner consistent with the terms of this Agreement and none of them shall take a position on any Tax return, before any Tax authority or in any judicial proceeding that is, in any manner, inconsistent with such treatment without the consent of the others or unless specifically required pursuant to a determination by an applicable Tax authority. The Parties shall promptly advise one another of the existence of any Tax audit, controversy or litigation related to the Tax treatment of the transactions effected pursuant to the Transaction Documents.

(b)       Notwithstanding anything to the contrary set forth herein, any income Tax attributable to the sale or transfer of the Purchased Shares by the Sellers shall be paid by Sellers. Any documentary stamp Tax due and payable solely due to the sale or transfer of the Purchased Shares by the Sellers or the issuance by Rennova of the Series F Preferred shall be paid by the Purchaser.

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(c)       For purposes of determining the Taxes of the Company through a particular date under all provisions of this Agreement, in the case of any Tax period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts for the portion of the period ending on the Closing Date shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the Taxable period of any partnership or other pass-through entity in which the Company holds a beneficial interest shall be deemed to terminate at such time) and the amount of other Taxes for a Straddle Period which relates to the portion of the period ending on the Closing Date shall be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the total number of days in such Straddle Period.

(d)       The Parties will provide each other with such reasonable cooperation and information as any of them reasonably may request of another in filing any Tax Return or conducting any audit, investigation or other proceeding in respect of Taxes. Each such Party will make its employees and representatives available on a mutually convenient basis to provide explanations of any documents or information provided hereunder. Each such Party will make available all Tax Returns, schedules and work papers and all other records or documents relating to Tax matters of the Company in their possession or control, including audit reports received from any Tax authority relating to any Tax Return of the Company, until the expiration of the statute of limitations of the respective Tax periods to which such Tax Returns and other documents relate. Any non-public information obtained from the Parties under this Article will be kept confidential, except as otherwise required by applicable Law.

Section 5.9. Exclusive Dealing. During the period from the date hereof through the Closing Date or the earlier termination of this Agreement, Sellers and the Company shall not, directly or indirectly, and shall cause their respective officers, directors, employees, agents, consultants, representatives, advisors and Affiliates to not, directly or indirectly:

(a)       solicit, facilitate or encourage the initiation of any inquiry, proposal or offer from any Person (other than Purchaser or its Affiliates) relating to a possible Acquisition Transaction;

(b)       participate in any discussions or negotiations or enter into any agreement with, or provide any non-public information to, any Person (other than Purchaser or its Affiliates) relating to or in connection with a possible Acquisition Transaction; or

(c)       accept any proposal or offer from any Person (other than Purchaser or its Affiliates) relating to a possible Acquisition Transaction.

Sellers and the Company further agree that they shall, prior to the earlier of the Closing or the termination of this Agreement in accordance with its terms, promptly (and in no event later than 24 hours after receipt thereof) notify Purchaser orally and in writing of any inquiry, proposal or offer relating to a possible Acquisition Transaction, including the identity of the Person making or submitting such inquiry, proposal or offer, and the terms thereof (including a copy of any written inquiry, proposal or offer) that is received by the Company or any Seller or any representative thereof from the date of this Agreement through the Closing Date.

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Section 5.10. Non-Competition; Non-Solicitation.

(a)       Each Seller acknowledges that he or it is familiar with the trade secrets and other confidential information of the Company. Therefore, and in further consideration of the compensation to be paid to Sellers hereunder, each Seller agrees to the covenants set forth in this Agreement and acknowledges that Purchaser and Rennova would not have entered into this Agreement but for Sellers’ agreement to the restrictions set forth in this Agreement.

(b)       For a period of two (2) years from and after the Closing Date, no Seller shall, directly or indirectly, own, operate, lease, manage, control, engage in, invest in, lend to, own any debt or equity security of, permit his or its name to be used by, act as consultant or advisor to, render services for (alone or in association with any person, firm, corporate or other business organization) or otherwise assist in any manner any Person in any genetics diagnostics business; provided, however, that nothing herein shall prohibit a Seller from (i) being a beneficial owner of less than two percent (2%) of the outstanding stock of any publicly-traded corporation or (ii) performing any of the above acts in any business that is not competitive with the Business.

(c)       For a period of three (3) years from and after the Closing Date, no Seller shall directly or indirectly: (i) induce or attempt to induce any employee or consultant of the Company, Rennova or Purchaser (collectively, the “Company Parties”) to leave the employ of, or engagement with, any of the Company Parties, or in any way interfere with the relationship between any of the Company Parties and any employee or consultant thereof, (ii) hire or engage any person who is or was within two (2) years of the Closing Date an employee or consultant of any of the Company Parties, or (iii) induce or attempt to induce any person or entity who is or was within two (2) years a customer, supplier, licensee, licensor, franchisee or other business relation of any of the Company Parties to cease doing business with any of the Company Parties, or in any way interfere with the relationship between any such customer, supplier, licensee, licensor, franchisee or business relation and any of the Company Parties. No Seller shall ever make or publish any statement or communication which is disparaging, negative or unflattering with respect to any of the Company Parties, or any of their respective shareholders, officers, directors, employees or agents.

(d)       The Parties hereto acknowledge and agree that Purchaser and each of its Affiliates, successors and assigns would suffer irreparable harm from a breach of this Section 5.10 by any Seller and that money damages would not be an adequate remedy for any such breach. Therefore, in the event a breach or threatened breach of this Section 5.10, Purchaser and each of its Affiliates or their respective successors and assigns, in addition to other rights and remedies existing in their favor, shall be entitled to specific performance, and injunctive and other equitable relief from a court of competent jurisdiction in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security and at the expense of the breaching Seller, including reasonable attorneys’ fees and expenses). The restrictive covenants set forth herein shall be construed as agreements independent of any other provision in this Agreement, and the existence of any claim or cause of action of any Seller against Purchaser or any Affiliate, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by Purchaser or any Affiliate of any restrictive covenant contained in this Agreement. Each of Purchaser and its Affiliates has fully performed all obligations entitling it to the restrictive covenants set forth herein, and such restrictive covenants therefore are not executory or otherwise subject to rejection under chapter 11 of title 11 of the United States Code.

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(e)       If the final judgment of a court of competent jurisdiction declares any term or provision of this Section 5.10 to be invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified to cover the maximum duration, scope or area permitted by Law. In addition, in the event of an alleged breach or violation by any Seller of this Section 5.10, the three (3) year period described in clauses (b) and (c) above shall be tolled with respect to such Seller until such breach or violation has been duly cured. Each Seller agrees that the restrictions contained in this Section 5.10 are reasonable.

Section 5.11. Resignations. At the Closing, the Sellers shall deliver to Purchaser written resignations, effective as of the Closing Date, of the officers and directors of the Company requested by Purchaser at least one (1) Business Day prior to the Closing.

Section 5.12. Tangible Property. On or prior to the Closing Date, Sellers shall deliver to the Company all tangible property belonging to the Company that is in their possession or under their control.

Section 5.13. Discharge of Affiliate Obligations. Prior to the Closing, Sellers shall cause all Indebtedness, notes or other obligations of the Company to any of Sellers or any of their respective Affiliates to be satisfied or cancelled, and Sellers shall cause all Indebtedness, notes or other obligations of any of Sellers or any of their respective Affiliates to the Company to be satisfied or cancelled.

Section 5.14. Preferred Stock. From or after the date hereof through the Closing Date or the earlier termination of this Agreement, no Seller shall convert or request or vote to redeem any shares of Series A Preferred, Series B Preferred or Series C Preferred. All Sellers that have options to purchase any security of the Company including under the 2004 Employee, Director and Consultant Stock Plan agree that such options shall be cancelled at Closing for no consideration.

ARTICLE VI
CLOSING CONDITIONS

Section 6.1. Conditions to Obligation of Purchaser and Rennova. The obligation of Purchaser and Rennova to consummate the transactions contemplated by this Agreement is subject to the fulfillment on or prior to the Closing Date of each of the following conditions, any one or more of which (to the extent permitted by applicable Law) may be waived by Purchaser and Rennova (provided that no such waiver shall be deemed to have cured any breach of any representation, warranty or covenant made in this Agreement):

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(a)       The representations and warranties of the Company and Sellers contained in this Agreement shall be true and correct in all material respects (other than those representations and warranties that are qualified by materiality or Material Adverse Effect or similar qualification, which shall be true and correct in all respects) both as of the date of this Agreement and as of the Closing, other than such representations and warranties that are made as of a specified date, which representations and warranties shall be true and correct as of such date. The covenants and agreements contained in this Agreement to be complied with by the Company and Sellers at or before the Closing shall have been complied with in all material respects.

(b)       There shall not have occurred a Company Material Adverse Effect.

(c)       No temporary restraining order, preliminary or permanent injunction, cease and desist Order or other Order issued by any Governmental Body, shall be in effect prohibiting or preventing the transactions contemplated by this Agreement.

(d)       The Sellers shall have delivered the following:

(i)       a certificate, dated as of the Closing Date, executed by the Sellers to the effect that the conditions have been satisfied;

(ii)       stock certificates representing the Purchased Shares, free and clear of all Liens (other than any restrictions under the Securities Act and Blue Sky Laws), each duly endorsed in blank or with duly executed stock powers attached, with all required stock transfer tax stamps affixed thereto;

(iii)       a certificate of the secretary of each Seller that is an entity and of the Company certifying to (A) the certificate of incorporation, as amended (or similar incorporation or formation documents), of such entity, certified by the Secretary of State of the jurisdiction in which each such entity is organized, as of a recent date, and stating that no amendments have been made to such certificate of incorporation (or similar incorporation or formation documents) since such date, (B) all other Governing Documents of such entity, (C) the adoption of resolutions by such entity approving the transactions contemplated by the Transaction Documents, and (D) the incumbency of the officers signing the Transaction Documents on behalf of such entity (together with their specimen signatures);

(iv)       an affidavit described in Section 1445(b)(2) of the Code from each Seller in form and substance reasonably satisfactory to Purchaser;

(v)       a good standing certificate, as of a recent date, for each Seller that is an entity and the Company certified by the Secretary of State of (A) the state of organization of such entity, and (B) each other jurisdiction in which such entity is qualified to do business as a foreign entity;

(vi)       the General Release, duly executed and delivered by each Seller;

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(vii)       resignations of the directors and officers of the Company pursuant to this Agreement;

(viii)       a schedule of all accounts receivable of the Company as of the Business Day immediately prior to the Closing;

(ix)       evidence satisfactory to the Purchaser and Rennova that all consents have been received and that all filings and notices have been made or given in connection with this Agreement and the consummation of the transactions contemplated hereby; and

(x)       such other documents, instruments or certificates as shall be reasonably requested by Purchaser, Rennova or their counsel.

(e)       The Purchaser and Rennova shall have received the following:

(i)       the Employment Agreement signed by Gualberto Ruaño;

(ii)       an amended and restated Commercial Promissory Note, dated the Closing Date, in form satisfactory to Purchaser and Rennova and signed by Phenomas, LLC, in the amount of $200,000 and the existing Commercial Promissory Note shall be marked as "Cancelled"; and

(iii)       documents in form and substance acceptable to the Purchaser and Rennova cancelling any and all options to acquire any security of the Company, including under the 2004 Employee, Director and Consultant Stock Plan, without any liability to the Company, the Purchaser or Rennova and evidence that no options shall have been exercised between the date hereof and the Closing.

Section 6.2. Conditions to Obligation of Sellers. The obligation of Sellers to consummate the transactions contemplated by this Agreement is subject to the fulfillment on or prior to the Closing Date of each of the following conditions, any one or more of which (to the extent permitted by applicable Law) may be waived by the Sellers (provided that no such waiver shall be deemed to have cured any breach of any representation, warranty or covenant made in this Agreement):

(a)       The representations and warranties of Purchaser and Rennova contained in this Agreement shall be true and correct in all material respects (other than those representations and warranties that are qualified by materiality or Material Adverse Effect or similar qualification, which shall be true and correct in all respects) both as of the date of this Agreement and as of the Closing, other than such representations and warranties that are made as of a specified date, which representations and warranties shall be true and correct as of such date. The covenants and agreements contained in this Agreement to be complied with by Purchaser and Rennova at or before the Closing shall have been complied with in all material respects.

(b)       No temporary restraining order, preliminary or permanent injunction, cease and desist Order or other order issued by any Governmental Body shall be in effect prohibiting or preventing the transactions contemplated by this Agreement.

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(c)       Rennova shall have issued the Series F Preferred to the Sellers in accordance with the terms of this Agreement.

Section 6.3. Corporate Approvals. The transaction shall be approved by the board of directors and stockholders of the Company, the Purchaser and Rennova as may be required. For the period commencing upon the execution of this Agreement, the Company and the Sellers will not (and will not authorize, permit or instruct any other person or entity on behalf of such party to) solicit, pursue, negotiate or enter into, or provide any information with respect to or otherwise facilitate in any manner, a merger, consolidation, issuance or sale of a material amount of assets or equity interests, tender or exchange offer, equity or debt financing or other similar transaction involving such party, without the prior written consent of the Purchaser.

ARTICLE VII
INDEMNIFICATION

Section 7.1. Indemnity Obligations of Sellers.

Subject to the limitations set forth herein, each Seller, jointly and severally, covenants and agrees to defend, indemnify and hold harmless Purchaser, Rennova and their Affiliates (including, after the Closing, the Company) and the respective officers, directors, employees, agents, advisers and representatives of the foregoing (collectively, and for the avoidance of doubt excluding any Seller or Affiliate thereof, the “Purchaser Indemnitees”), from and against, and to pay or reimburse Purchaser Indemnitees for, any and all claims, Liabilities, obligations, losses, fines, costs, diminution in value, proceedings or damages, including all reasonable fees and disbursements of counsel incurred in the investigation or defense of any of the same or in asserting any of their respective rights hereunder (collectively, “Losses”), based on, resulting from, arising out of or relating to:

(a)       any misrepresentation or breach of any warranty of any Seller or the Company contained in this Agreement or in any certificate or agreement delivered in connection herewith, it being understood that, in determining the existence of, and amount of any Losses in connection with a claim under this Agreement, all representations and warranties shall be read without regard and without giving effect to any materiality or Material Adverse Effect or similar qualification contained therein (as if such qualification were deleted from such representation or warranty);

(b)       any failure of any Seller or the Company to perform any covenant or agreement made or contained in this Agreement, or fulfill any obligation in respect thereof;

(c)       any Taxes of the Company with respect to any tax year or portion thereof ending on or before the Closing Date (or for any tax year beginning before and ending after the Closing Date to the extent allocable to the portion of the period beginning before and ending on the Closing Date);

(d)       any Legal Proceeding brought by a third party based upon, arising out of or relating to the operations, properties, assets or obligations of the Sellers, the Company or any of their respective Affiliates conducted, existing or arising on or prior to the Closing Date;

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(e)       any Indebtedness for Borrowed Money;

(f)       any Seller Transaction Expenses or Change of Control Payments; and

(g)       any amounts owed or payable to creditors or lenders other than as set forth in Schedule A.

Section 7.2. Indemnity Obligations of Purchaser and Rennova. Purchaser and Rennova, jointly and severally, covenant and agree to defend, indemnify and hold harmless Sellers from and against any and all Losses based on, resulting from, arising out of or relating to:

(a)       any misrepresentation or breach of any warranty of Purchaser or Rennova contained in this Agreement or in any certificate or agreement delivered in connection herewith, it being understood that, in determining the existence of, and amount of any Losses in connection with a claim under this Agreement, all representations and warranties shall be read without regard and without giving effect to any materiality or Material Adverse Effect or similar qualification contained therein (as if such qualification were deleted from such representation or warranty); and/or

(b)       any failure of Purchaser or Rennova to perform any covenant or agreement made or contained in this Agreement, or fulfill any other obligation in respect thereof.

Section 7.3. Indemnification Procedures.

(a)       Third Party Claims. In the case of any claim asserted by a third party (a “Third Party Claim”) against a party entitled to indemnification under this Agreement (the “Indemnified Party”), notice shall be given by the Indemnified Party to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought. If the Indemnifying Party provides a written notice to the Indemnified Party within fifteen (15) days after its receipt of notice of such claim that it will indemnify and hold the Indemnified Parties harmless from all Losses related to such Third Party Claim, the Indemnified Party shall permit the Indemnifying Party (at the expense of such Indemnifying Party) to assume the defense of such Third Party Claim or any litigation with a third party resulting therefrom; provided, however, that (i) the counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be subject to the approval of the Indemnified Party, (ii) the Indemnified Party may participate in such defense at such Indemnified Party’s expense, (iii) the failure by any Indemnified Party to give notice of a Third Party Claim to the Indemnifying Party as provided herein shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that, as a result of such failure to give notice, the defense against such claim is materially impaired, and (iv) the fees and expenses incurred by the Indemnified Party prior to the assumption of a Third Party Claim hereunder by the Indemnifying Party shall be borne by the Indemnifying Party. Except with the prior written consent of the Indemnified Party, no Indemnifying Party, in the defense of any Third Party Claim, shall consent to entry of any judgment or enter into any settlement that provides for injunctive or other nonmonetary relief affecting the Indemnified Party or that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party of a general release from any and all liability with respect to such Third Party Claim. Notwithstanding anything herein to the contrary, the Indemnifying Party shall not be entitled to assume control of the defense against a Third Party Claim if (1) the claim for indemnification relates to or arises in connection with any criminal or quasi criminal proceeding, action, indictment, allegation or investigation; (2) the claim seeks an injunction, specific performance or any other equitable or non-monetary relief against the Indemnified Party; (3) the Indemnified Party reasonably believes an adverse determination with respect to the Third Party Claim would be materially detrimental to or materially injure the Indemnified Party’s reputation or future business prospects; (4) the Indemnified Party has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party; or (5) the Indemnifying Party fails to vigorously prosecute or defend such claim. If the Indemnifying Party does not accept the defense of a Third Party Claim within thirty (30) days after receipt of the written notice thereof from the Indemnified Party described above, the Indemnified Party shall have the full right to defend against any such claim or demand. In any event, the Indemnifying Party and the Indemnified Party shall reasonably cooperate in the defense of any Third Party Claim and the records of each shall be reasonably available to the other with respect to such defense.

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(b)       Non-Third Party Claims. With respect to any claim for indemnification hereunder which does not involve a Third Party Claim, the Indemnified Party will give the Indemnifying Party written notice of such claim. The Indemnifying Party may acknowledge and agree by notice to the Indemnified Party in writing to satisfy such claim within fifteen (15) days of receipt of notice of such claim from the Indemnified Party. If the Indemnifying Party shall dispute such claim, the Indemnifying Party shall provide written notice of such dispute to the Indemnified Party within such fifteen (15) day period. If the Indemnifying Party shall fail to provide written notice to the Indemnified Party within fifteen (15) days of receipt of notice from the Indemnified Party that the Indemnifying Party either acknowledges and agrees to pay such claim or disputes such claim, the Indemnifying Party shall be deemed to have acknowledged and agreed to pay such claim in full and to have waived any right to dispute such claim.

Section 7.4. Expiration of Representations and Warranties. All representations and warranties contained in this Agreement shall survive the Closing until the date which is twelve (12) months after the Closing Date; provided, however, that the representations and warranties stated herein in Articles II and IV and Sections 3.1 and 3.3 shall survive indefinitely. All indemnification obligations shall survive the Closing indefinitely. Notwithstanding the foregoing, all claims (and matters relating thereto) made in writing prior to the expiration of the applicable survival period shall not thereafter be barred by the expiration of such survival period and shall survive until finally resolved.

Section 7.5. Indemnification Payments to Purchaser Indemnitees; Right of Set-Off.

(a)       Any indemnification to which Purchaser Indemnitees are entitled under this Agreement as a consequence of any Losses they may suffer shall be made in immediately available funds by wire transfer to a bank account to be designated by Purchaser. In the event that any Purchaser Indemnitee seeks to recover against any Seller for any Loss, liability or other obligation pursuant to this Agreement or otherwise in connection with this Agreement, and does not receive payment in cash from such Seller within 15 days of the demand in writing therefor, Purchaser or such Purchaser Indemnitee shall have the right to recover such amount by set-off or cancellation against: (i) any amount payable by Purchaser or any Affiliate to such Seller under the Employment Agreement; (ii) any amount payable by Purchaser or any Affiliate to such Seller with regard to any other obligation owed to such Seller; and/or (iii) the Series F Preferred held by such Seller. For purposes of any set-off against or cancellation of the Series F Preferred, (x) the number of shares of Series F Preferred to be transferred to Purchaser or such Purchaser Indemnitee by the applicable Seller and cancelled in satisfaction of such Loss, liability or other obligation shall be determined by dividing the aggregate amount of such Loss, liability or other obligation by $1.95, as adjusted for any splits, equity dividends or similar transactions; and (y) the applicable Sellers shall cooperate as requested to transfer the applicable portion of such securities to Purchaser or such other applicable Purchaser Indemnitee for cancellation.

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(b)       The indemnification liability of any Seller under this Article VII shall be limited to an amount of funds equal to the number of shares of Series F Preferred issued to such Seller at Closing multiplied by $1.95; provided, that, such limitation shall not apply in the case of intentional breach, intentional misrepresentation or fraud.

Section 7.6. Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Transaction Consideration to the extent permitted by applicable Law.

Section 7.7. Right to Indemnification Not Affected by Knowledge or Waiver. The right to indemnification, payment of Losses or other remedy based upon breach of representations, warranties, covenants, agreements or obligations will not be affected by any investigation conducted with respect to, or knowledge acquired (or capable of being acquired) at any time, whether before or after the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant, agreement or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant, agreement or obligation, will not affect the right to indemnification, payment of Losses or other remedy based on such representations, warranties, covenants, agreements and obligations.

ARTICLE VIII
TERMINATION

Section 8.1. Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

(a)       Purchaser, Rennova and the Sellers may terminate this Agreement by mutual written consent at any time prior to the Closing;

(b)       Purchaser or Rennova may terminate this Agreement (so long as Purchaser or Rennova is not in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement) by giving written notice to the Sellers at any time prior to the Closing (i) in the event that any Seller or the Company has breached any representation, warranty, covenant or agreement contained in this Agreement, which breach would cause the failure of any condition set forth in this Agreement and Purchaser or Rennova has notified in writing the Sellers of the breach, and such breach has continued without cure for a period of ten (10) days after the notice of breach, (ii) in the event that any Seller, or the Company has materially breached any covenant contained in this Agreement and Purchaser or Rennova has notified in writing the Sellers of the breach, and such breach has continued without cure for a period of ten (10) days after the notice of breach or (iii) if the Closing shall not have occurred on or before the Termination Date, by reason of the failure of any condition precedent to have occurred;

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(c)       In the event that the transaction as proposed is not completed solely upon the decision of Genomas or its shareholders and Genomas or its shareholders enter into another agreement with any other party within 12 months that leads to a Joint Venture of any kind or the purchase and sale of Genomas in any form then Genomas will pay Rennova a penalty of $1,000,000; and

(d)       In the event this Agreement is terminated, the Loan shall become due and payable as of the Termination Date. To secure the prompt payment of the Loan, the Company grants to Rennova a continuing Lien upon all the assets of the Company whether now owned or existing or hereafter created, acquired, or arising and wherever located including all proceeds thereof. The Company authorizes the filing of such financing statements as are required to perfect the Lien.

ARTICLE IX
MISCELLANEOUS

Section 9.1. Certain Definitions.

(a)       For purposes of this Agreement, the following terms shall have the meanings specified in this Agreement:

“Acquisition Transaction” means any transaction involving: (i) the sale, license, disposition or acquisition of all or a substantial portion of the assets of the Company; (ii) the issuance, disposition or acquisition of (A) any stock or other equity security of the Company, (B) any option, call, warrant or right (whether or not immediately exercisable) to acquire any stock or other equity security of the Company, or (C) any security, instrument or obligation that is or may become convertible into or exchangeable for any stock or other equity security of the Company; or (iii) any merger, consolidation, share exchange, business combination, reorganization, recapitalization or similar transaction involving the Company.

“Books and Records” means all books and records of the Company, including files, manuals, price lists, mailing lists, distributor lists, customer lists, sales and promotional materials, purchasing materials, documents evidencing intangible rights or obligations, personnel records, accounting records and litigation files (regardless of the media in which stored).

“Business” means the business of the Company as conducted or proposed to be conducted as of the date hereof, including all activities involving the development, marketing and use of Phyzio Type Systems for DNA-guided management and prescription of drugs used to treat mental illness, pain, heart disease and diabetes and pharmacogentic testing and consulting.

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“Business Day” means any day of the year on which national banking institutions in the City of New York are open to the public for conducting business and are not required or authorized to close.

“Change of Contract Payments” means any and all (i) bonuses or similar payments payable as a result of the transactions contemplated hereby, and (iii) amounts payable to obtain any necessary consents or approvals.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Material Adverse Change” or “Company Material Adverse Effect” means a Material Adverse Change or a Material Adverse Effect with respect to the Company.

“Consent” means any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, any Person, including any Governmental Body.

“Contract” means any contract, agreement, indenture, note, bond, loan, mortgage, license, instrument, lease, understanding, commitment or other arrangement or agreement, whether written or oral.

“Documentation” means printed, visual or electronic materials, reports, white papers, documentation, specifications, designs, flow charts, code listings, instructions, user manuals, frequently asked questions, release notes, recall notices, error logs, diagnostic reports, marketing materials, packaging, labeling, service manuals and other information describing the use, operation, installation, configuration, features, functionality, pricing, marketing or correction of a product, whether or not provided to end users.

“Employment Agreement” means an employment agreement in form and substance satisfactory to the Purchaser to be entered into by the Company and Gualberto Ruaño on the Closing Date.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governing Documents” means, with respect to any particular entity: (i) if a corporation, the articles or certificate of incorporation and the bylaws; (ii) if a general partnership, the partnership agreement and any statement of partnership; (iii) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (iv) if a limited liability company, the articles of organization and operating agreement; (v) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (vi) all equity holders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equityholders of any Person; and (vii) any amendment or supplement to any of the foregoing.

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“Governmental Body” means any government or governmental or regulatory authority or body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private) or tribunal of competent jurisdiction.

“Indebtedness” means, with respect to the Company at any applicable time of determination, without duplication: (i) all obligations for borrowed money; (ii) all obligations evidenced by bonds, debentures, notes or other similar instruments or debt securities; (iii) all obligations under swaps, hedges or similar instruments; (iv) all obligations in respect of letters of credit or bankers’ acceptances; (v) all obligations, contingent or otherwise, arising from deferred compensation arrangements, severance or bonus plans or arrangements, Employee Benefit Plans, employment agreements or similar arrangements payable as a result of the consummation of the transactions contemplated hereby (regardless of whether any additional event, in addition to the consummation of the transactions contemplated hereby, is required to give rise to such obligations); (vi) all obligations secured by a Lien; (vii) all guaranties in connection with any of the foregoing; (viii) all obligations recorded or required to be recorded as capital leases in accordance with GAAP as of the date of determination of such Indebtedness; (ix) all obligations for the deferred purchase price of property or services or the acquisition of a business or portion thereof, whether contingent or otherwise, as obligor or otherwise, at the maximum amount payable in respect thereof, regardless of whether such amount is contingent on future performance; (x) all obligations created or arising under any conditional sale or other title retention agreement with respect to acquired property; (xi) all deferred rent obligations; (xii) all obligations arising from cash or book overdrafts; (xiii) all liabilities classified as non-current liabilities in accordance with GAAP as of the date of determination of such Indebtedness (other than any “deferred revenue” incurred in the ordinary course of business); (xiv) all checks in transit; and (xv) all accrued interest, prepayment premiums, fees, penalties, expenses or other amounts payable in respect of any of the foregoing.

“Intellectual Property” means: (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof; (ii) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith; (iii) all copyrightable works, all copyrights, and all applications, registrations and renewals in connection therewith; (iv) all trade secrets and confidential information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (v) all computer software (including data and related documentation); (vi) all other proprietary rights; and (vii) all copies and tangible embodiments thereof (in whatever form or medium).

“Internal Systems” means the Software and Documentation and the computer, communications and network systems (both desktop and enterprise-wide), equipment, materials and test apparatus used by the Company in the Business or to develop, manufacture, assemble, provide, distribute, support, maintain or test the Customer Offerings, whether located on the premises of the Company or hosted at a third party site.

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“IRS” means the United States Internal Revenue Service.

“Knowledge” or words of similar effect, regardless of case, means, with respect to Sellers, the knowledge of (i) each Seller, and (ii) each officer and director of the Company. Each of the foregoing Persons will be deemed to have knowledge of a particular fact or other matter if: (A) such Person is actually aware of such fact or matter; (B) a prudent individual could be expected to discover or otherwise become aware of such fact or matter after due inquiry, or (C) a similarly situated Person could reasonably be expected to have knowledge of such fact or matter.

“Law” means any federal, state, local or foreign law (including common law), statute, code, ordinance, rule, regulation or other requirement or rule of law of any Governmental Body.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, proceedings (public or private), claims, hearings, investigations, charges, complaints, demands or governmental proceedings.

“Liability” means any liability, obligation or commitment of any nature whatsoever (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, matured or unmatured, or due or to become due, or otherwise), including any liability for Taxes.

“Lien” means any lien (including any Tax lien), pledge, mortgage, deed of trust, security interest, claim, demand, lease, charge, option, warrant, call, right of first refusal, easement, servitude, transfer restriction or any other encumbrance, restriction or limitation whatsoever.

“Material Adverse Effect” or “Material Adverse Change” with respect to a Person means any event, occurrence, fact, condition, change or effect that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to the business, properties, results of operations, prospects or condition (financial or otherwise) of such Person or to the ability of such Person to consummate timely the transactions contemplated hereby other than changes in the following: (i) general market, economic or political conditions; (ii) GAAP or statutory accounting principles; and (iii) acts of terrorism or war (whether or not declared), except, in each case, to the extent such changes cause a disproportionate and negative effect on or change to such Person as compared to the industry in which such Person operate as a whole.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award.

“Permit” means any approval, consent, license, certificate, accreditation, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to Law.

“Permitted Liens” means (i) liens for real estate Taxes not yet due and payable or being contested in good faith by appropriate procedures as disclosed herein and for which there are adequate accruals or reserves on the Balance Sheet, and (ii) liens arising under equipment leases with third parties which were entered into in the ordinary course of business consistent with past practices which are not, individually or in the aggregate, material to the Business or the assets of the Company.

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“Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Proprietary Software Products” means all versions (whether or not released) of the object code, source code and scripts and any software or firmware, prebuilt solutions, or scripts conceived, created, reduced to practice, developed or under development by or on behalf of the Company, together with all Documentation related thereto.

“Release” means any actual or threatened release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, migration or leaching into the indoor or outdoor environment, or into or out of any property.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Transaction Expenses” means any and all legal, accounting, consulting, investment advisory, brokers and other fees, costs and expenses of Sellers or the Company relating to the transaction contemplated hereby.

“Software” means computer software code, applications, utilities, development tools, diagnostics, databases and embedded systems, whether in source code, interpreted code and/or object code form.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association, trust or other form of legal entity of which (i) more than fifty percent (50%) of the voting power of the outstanding voting securities are directly or indirectly owned by such Person or (ii) such Person or any Subsidiary of such Person is a general partner (excluding partnerships in which such party or any Subsidiary of such Person does not have a majority of the voting interests in such partnership).

“Tax” or “Taxes” means any federal, state, provincial, local or foreign income, alternative minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits, windfall profits, gross receipts, value added, sales, use, goods and services, excise, customs duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental (including taxes under Section 59A of the Code or any analogous or similar provision of any state, local or foreign Law or regulation), real property, personal property, ad valorem, intangibles, unclaimed property, rent, occupancy, license, occupational, employment, unemployment insurance, social security, disability, workers’ compensation, payroll, health care, escheat, unclaimed property, withholding, estimated or other similar tax, duty or other governmental charge or assessment or deficiencies thereof, and including any interest, penalties or additions to tax attributable to the foregoing. The terms “Tax” and “Taxes” also include obligations to pay Taxes of any other Person, pursuant to any contract, law, regulation or otherwise.

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“Tax Return” means any return, report, declaration, form, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transaction Documents” means, with respect to any Person, this Agreement together with any other agreements, instruments, certificates and documents executed by such Person in connection herewith or therewith or in connection with the transactions contemplated hereby or thereby.

“Treasury Regulations” means the regulations promulgated under the Code, including temporary and proposed regulations.

“WARN” means the Worker Adjustment and Retraining Notification Act, as amended.

Section 9.2. Expenses. Except as otherwise provided in this Agreement, each of the Parties shall bear its own fees, costs and expenses (including legal, accounting, consulting and investment advisory fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

Section 9.3. Governing Law; Jurisdiction; Venue. This Agreement shall be governed by and construed in accordance with the internal laws of the state of Florida without giving effect to any choice or conflict of law provision or rule (whether of the state of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the state of Florida. Each of the Parties submits to the exclusive jurisdiction of any state or federal court within Palm Beach County in the state of Florida in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding shall be exclusively heard and determined in any such court. The Parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought.

Section 9.4. Entire Agreement; Amendments and Waivers. This Agreement (including the schedules and exhibits hereto) represents the entire understanding and agreement among the Parties with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by Purchaser or Rennova, in the case of an amendment, supplement, modification or waiver sought to be enforced against Purchaser or Rennova, or the Sellers, in the case of an amendment, supplement, modification or waiver sought to be enforced against Sellers. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by Law.

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Section 9.5. Section Headings. The section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

Section 9.6. Notices. All notices and other communications under this Agreement shall be in writing and shall be given by personal delivery, nationally recognized overnight courier or certified mail at the following addresses (or to such other address as a Party may have specified by notice given to the other Party pursuant to this provision):

If to the Company or the Sellers:	Gualberto Ruano, M.D., Ph.D. 67 Jefferson Street Hartford, Connecticut 06106

If to Purchaser or Rennova, to:	Victoria Nemerson, Esq. General Counsel Medytox Solutions, Inc. 400 S. Australian Avenue West Palm Beach, Florida 33401

With a copy (which shall not constitute notice) to:	J. Thomas Cookson, Esq. Akerman LLP Three Brickell City Centre 98 Southeast Seventh Street Miami, Florida 33131

Any such notice or communication shall be deemed to have been received (i) when delivered, if personally delivered, (ii) on the next Business Day after dispatch, if sent postage pre-paid by nationally recognized, overnight courier guaranteeing next Business Day delivery, and (iii) on the fifth (5th) Business Day following the date on which the piece of mail containing such communication is posted, if sent by certified mail, postage prepaid, return receipt requested.

Section 9.7. Severability. If any provision of this Agreement is invalid, illegal or unenforceable, the balance of this Agreement shall remain in effect. The Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 9.8. Binding Effect; Assignment; Third-Party Beneficiaries. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns; provided, however, that no Party may assign its rights and/or obligations hereunder without the consent of the other Parties. Notwithstanding the foregoing, Purchaser may assign its rights and obligations pursuant to this Agreement, in whole or in part, in connection with any disposition or transfer of all or any portion of Purchaser, the Company or their respective businesses in any form of transaction without the consent of any of the other Parties. In addition, Purchaser may assign any or all of its rights pursuant to this Agreement to any lender to Purchaser, Rennova or the Company as collateral security without the consent of any of the other Parties. No assignment by Purchaser, without the consent of the other Parties, shall relieve the Purchaser of any of its obligations under this Agreement. Except as provided in this Agreement with respect to Persons entitled to indemnification thereunder, nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person.

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Section 9.9. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, portable document format or other electronic means shall be effective as delivery of a manually executed counterpart to this Agreement.

Section 9.10. Remedies Cumulative. Except as otherwise provided herein, no remedy herein conferred upon a Party hereto is intended to be exclusive of any other remedy. No single or partial exercise by a Party hereto of any right, power or remedy hereunder shall preclude any other or further exercise thereof. Purchaser, Rennova or any of their Affiliates may, at their election, set-off against any amounts due to any Seller or any of their respective Affiliates, any Losses or other amounts for which such Seller (or any Affiliate thereof) may be responsible to pay to Purchaser, Rennova or any of their Affiliates.

Section 9.11. Schedules. The schedules referred to herein are attached hereto and incorporated herein by this reference. The schedules delivered by Sellers to Purchaser and Rennova in connection with the execution of this Agreement shall be arranged to correspond to the specific sections and subsections of this Agreement. If any Party hereto has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached will not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant.

Section 9.12. Interpretation. When a reference is made in this Agreement to an article, section, paragraph, clause, schedule, such reference shall be deemed to be to this Agreement unless otherwise indicated. The text of all schedules is incorporated herein by reference. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” As used herein, words in the singular will be held to include the plural and vice versa (unless the context otherwise requires), words of one gender shall be held to include the other gender (or the neuter) as the context requires, and the terms “hereof”, “herein”, and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

Section 9.13. Arm’s Length Negotiations. Each Party herein expressly represents and warrants to all other Parties hereto that (a) said Party has had the opportunity to seek and has obtained the advice of its own legal, tax and business advisors before executing this Agreement; and (b) this Agreement is the result of arm’s length negotiations conducted by and among the Parties and their respective counsel.

Section 9.14. Construction. The Parties agree and acknowledge that they have jointly participated in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumptions or burdens of proof shall arise favoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

45

Section 9.15. Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed by Sellers in accordance with the specific terms hereof or were otherwise breached by Sellers. It is accordingly agreed that Purchaser shall be entitled, without posting a bond or similar indemnity, to an injunction or other equitable relief to prevent breaches of this Agreement or to enforce specifically the performance of the terms. Each Seller agrees that he or it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that Purchaser has an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. Notwithstanding anything to the contrary in this Agreement, the Parties agree that the Company and Sellers shall not be entitled to an injunction, specific performance or other equitable relief to prevent breaches of this Agreement or to enforce specifically the terms hereof.

Section 9.16. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 9.17. Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

46

IN WITNESS WHEREOF, this Stock Purchase Agreement has been executed by or on behalf of each of the Parties as of the day first written above.

PURCHASER: MEDYTOX DIAGNOSTICS, INC. By: /s/ Seamus Lagan Name: Seamus Lagan Title: Chief Executive Officer

RENNOVA: RENNOVA HEALTH, INC. By: /s/ Seamus Lagan Name: Seamus Lagan Title: Chief Executive Officer and President

COMPANY: GENOMAS, INC. By: /s/ Gualberto Ruaño, M.D. Name: Gualberto Ruaño, M.D Title: President and CEO

SELLERS: PHENOMAS LLC By: /s/ Gualberto Ruaño, M.D. Name: Gualberto Ruaño, M.D Title: Manager /s/ Robert Patricelli Robert Patricelli

47

LES INVESTMENTS LLC By: /s/ David M. Roth Name: David M. Roth Title: Manager /s/ William Popik William Popik, M.D.

THE ROGOSIN INSTITUTE

By: /s/ Bruce Gordon

Name: Bruce Gordon
Title: Chief Operating Officer

/s/ Henry Zachs

Henry Zachs

/s/ Gualberto Ruaño, M.D

Gualberto Ruaño, M.D.

/s/ Andreas Windemuth

Andreas Windemuth

48

SCHEDULE A
Creditor & Lender Report

Creditor and Lender Report as of 7/31/2016

Accounts Payable
Arbot Software	8,880.00
Cantor Colburn LLP	2,000.00
Wiggin Dana LLP	37,996.80
Technology Park	45,000.00
Genmark Diagnostics	8,224.00
Hartford Hospital Rent	16,265.70
Phenomas LLC	200,000.00
C-3 Ventures LLC	20,000.00
Total Accounts Payable	338,366.50

Other Current Liabilities (1)
AMEX-Blue Credit Card	37,778.00
BOA Credit Card	25,031.00
UBS Credit Card	20,770.00
Deferred RNVA Revenue	255,800.00
Closing Costs (Est.)	50,000.00
Wells Fargo LOC	96,110.00
Total Other Liabilities	485,489.00

Total Current Liability + Payables	823,855.50

Loans
Loan - Web Bank (factoring) (2)	176,847.00
Notes Payable - CT DECD 2012 (3)	134,118.00

Total Loans	310,965.00

Notes
(1) There is a disputed payable with Hartford Hospital for a research contract: $94,337.43. Settlement at an amount below is anticipated.
(2) Payable over an estimated 2.4 year period at $426.14 per workday.
(3) Payable over a period of 69 months at $2,105.20 per month.

Schedule A-1

SCHEDULE B(i)
Financial Statements

Condensed Balance Sheet for 7-Month Period 1/1/16 – 7/31/16

Genomas, Inc.
Condensed Balance Sheet
UNAUDITED
	Jul, 31	Dec, 31
	2016	2015
ASSETS
Cash	29,170	140,556
Accounts receivable	68,969	217,444
Lab supplies	16,380	26,380
Total Current Assets	114,519	384,380
Net Fixed Assets	21,415	21,502
Deferred Patent/Trademark Expense	201,704	206,825
TOTAL ASSETS	337,638	612,707

Accounts Payable	324,672	420,831
Accrued Legal Fees	37,997	38,012
Accrued Payroll	6,846	2,774
Accrued Operating Expense	95,745	161,990
Deferred Revenue	20,000	20,000
Business Line of Credit	96,124	96,997
Loan – Factoring	176,847	-
LOC - Business Partner	255,800	100,000
Notes Payable (Includes Accrued Interest)	1,471,630	1,454,317
Total Current Liabilities	2,485,661	2,294,921
Long-term Liabilities:
DECD Equipment Financing	-	60,125
DECD Express Loan	134,118	148,217
Total Liabilities	2,619,779	2,503,263
Equity
Retained Earnings	(7,100,979)	(6,621,904)
Shareholders’ Equity	5,210,423	5,210,423
Net Income	(391,585)	(479,075)
Total Equity	(2,282,141)	(1,890,556)
TOTAL LIABILITIES AND EQUITY	337,638	612,707

Schedule B-1

SCHEDULE B(ii)
Financial Statements

Genomas, Inc.
Condensed Income Statement
UNAUDITED
	7 months ended
	7/31/16	7/31/15
Revenues:
Total Revenue	147,343	714,516
Total COGS & Selling Exp.	(346,812)	(141,949)
LPH PhyzioType Revenues	97,074	617,066
Cost of Goods Sold	(271,223)	(507,527)
Gross Margin	(174,149)	109,539
% of Revenue	-179.4%	17.8%
Sales & Marketing	37,773	170,186
LPH Profit Contribution	(211,922)	(60,647)
Grants & Contracts Revenue	50,269	97,450
Grants & Contracts Exp.	(37,816)	(89,549)
G&C Profit Contribution	12,453	7,901
Expenses:
Admin. & General	141,822	179,777
Total Operating Expense	141,822	179,777
EBITDA	(341,291)	(232,523)
Depreciation & Amortization	5,208	5,243
EBIT	(346,499)	(237,766)
Other Income	50,000
Other Expenses	(95,086)	(81,168)
Pretax Income	(391,585)	(318,934)
Income Taxes
Net Income	(391,585)	(318,934)

Schedule B-2

SCHEDULE B(iii)
Financial Statements

Genomas, Inc.
Condensed Statement of Cash Flows
UNAUDITED
7 Mo. To
OPERATING ACTIVITIES	7/31/16
Net Income	(391,585)
Adjustments to Reconcile Net Income to Net Cash:
Depreciation and Amortization	5,208
Changes in Assets and Liabilities:
Accounts Receivable	148,475
Prepaid Lab Supplies	10,000
Accounts Payable	(96,159)
Accrued Expense	(44,875.00)
Deferred Revenue	-
Net cash provided by operating activities	(368,936)
INVESTING ACTIVITIES
Purchases of Property & Equipment	-
Net cash provided by investing activities	-
FINANCING ACTIVITIES
LOC Wells Fargo	(873)
LOC - Business Partner	155,800
Loan Factoring	176,847
DECD Equipment Financing	(60,125)
DECD Express Loan	(14,099)
Net cash provided by financing activities	257,550
Net cash increase for period	(111,386)
Cash at Beginning of Period	140,556
Cash at end of period	29,170

Schedule B-3

SCHEDULE C
Accounts Receivable and Notes Receivable

Schedule C-1

SCHEDULE D
Sellers and Shares

Sellers:	Resident of:
Phenomas LLC	Connecticut
Robert Patricelli	Connecticut
LES Investments LLC	Florida
William Popik, M.D.	Connecticut
The Rogosin Institute	New York
Henry Zachs	Connecticut
Gualberto Ruaño, M.D.	Connecticut
Andreas Windemuth	Massachusetts

Genomas, Inc.
Fully Diluted Shares Outstanding as of September ___, 2016 CONFIDENTIAL

	Shares Outstanding
		Series and Price per Share
		$1.00	$1.45	$1.59
		Series A	Series B	Series C
Shareholder	Common	Preferred	Preferred	Preferred	Total
Name	Shares	Shares (1)	Shares (1)	Shares (1)
Preferred
Phenomas LLC (2)		349,999		1,572,327	1,922,326
Rennova Health (3)		500,001	345,000		845,001
Robert Patricelli		350,000			350,000
LES Investments LLC (4)		350,000	68,965		418,965
William Popik, M.D.			137,931		137,931
The Rogosin Institute			68,965		68,965
Henry Zachs			68,965		68,965
Common
Gualberto Ruaño, M.D.	1,742,300				1,742,300
Phenomas LLC (2)	69,242				69,242
Andreas Windemuth	128,208				128,208
Totals (5, 6)	1,939,750	1,550,000	689,826	1,572,327	5,751,903

Notes
(1) Common Equivalents
(2) Dr. Gualberto Ruaño is Manager of Phenomas LLC
(3) Rennova Health acquired Series A + B shares formerly held by Hartford Healthcare
(4) Mr. David Roth is Manager of LES Investments LLC
(5) Total Preferred Shares, Series A+B+C = 3,812,153
(6) Series A+B shares = 2,239,826

Schedule D-1

SCHEDULE E
Shares

Name of Seller	Number of RNVA Shares of Series F Preferred to be Issued
Gualberto Ruano, M.D.	12,115
Phenomas LLC	1,525,897
Robert Patricelli	62,562
LES Investments LLC	77,113
William Popik, M.D.	33,066
The Rogosin Institute	16,417
Henry Zachs	16,417
Andreas Windemuth, Ph.D.	6,410

NOTE:

For the avoidance of doubt, the maximum number of common shares that can be received upon conversion of 100% of the above shares of Series F Preferred is 897,436.

Schedule E-1

SCHEDULE F
Cash Requirement Schedule

Schedule F-1

SCHEDULE G
Genomas Intellectual Property

U.S. Patents

•	U.S. Patent 7,747,392: Physiogenomic Method for Predicting Clinical Outcomes of Treatment in Patients; Gualberto Ruaño, Andreas Windemuth, inventors

•	U.S. Patent 8,012,718: Physiogenomic Method for Predicting Psychotropic Induced Diabetes and Metabolic Syndromes I; Gualberto Ruaño, Andreas Windemuth, John W. Goethe, inventors

•	U.S. Patent 8,389,247: Physiogenomic Method for Predicting Psychotropic Induced Diabetes and Metabolic Syndromes II; Gualberto Ruaño, Andreas Windemuth, John W. Goethe, inventors
•	U.S. Patent 8,476,012: Physiogenomic Method for Predicting Metabolic and Cardiovascular Side Effects of Thiazolidinediones; Gualberto Ruaño, Andreas Windemuth, Steven D. Hanks, inventors

U.S. Patent Applications

•	Publication US 2007/0196841: Physiogenomic Method for Predicting Response to Diet; Gualberto Ruaño, Andreas Windemuth, Jeff S. Volek, inventors

•	Publication US 2007/0202518: Physiogenomic Method for Predicting Statin Injury to Muscle and Muscle Side Effects; Gualberto Ruaño, Alan Wu, Paul D. Thompson, inventors

•	Publication US 2008/0070247: Physiogenomic Method for Predicting Effects of Exercise; Gualberto Ruaño, Andreas Windemuth, Paul D. Thompson, inventors

•	Publication US 2011/0098186: Physiogenomic Method for Predicting Antidepressant and Anxiolytic Drug Metabolic Risk; Gualberto Ruaño, David V. Villagra, Mohan Kocherla, Andreas Windemuth, John W. Goethe, inventors

Copyright

•	U.S. Copyright Registration Number VA 1-797-692: Personalized Health Portal; Gualberto Ruaño, author

Trademarks

•	U.S. Trademark Registration Number 3155560: Genomas G logo; Gualberto Ruaño, author

•	U.S. Trademark Registration Number 3155607: Genomas; Gualberto Ruaño, author

•	U.S. Trademark Registration Number 3877338: PhyzioType; Gualberto Ruaño

Schedule G-1

SCHEDULE H
Leased Property

The current lease held by Genomas, Inc., is by and among Genomas, Inc., and Hartford HealthCare Corporation with the demised premises being 2,565 square feet in what is known as The East Building located at 67 Jefferson Street, Hartford, Connecticut, 06106. Existing lease shall terminate upon the closing of this Agreement.

Schedule H-1

SCHEDULE I
NIH Funding

Grant #	Grant Name	Dates	Total Awarded
R43 MH73291-01	Gene Markers: Antipsychotic Induced Metabolic Syndrome	2/01/2005-9/30/2005	$107,000.00
R43 MH73291-02	DNA Diagnostics for Minimizing Metabolic Side Effects of Antipsychotics	8/01/2007-7/31/2010	$1,507,600.00
R44 GM085201-01	DNA Diagnostic System for Statin Safety and Efficacy	1/01/2008-6/30/2008	$139,300.00
R44 GM085201-02	DNA Diagnostic System for Statin Safety and Efficacy	7/01/2008-6/30/2010	$1,384,200.00
R44 GM085201-03	System for DNA-Guided Personalization of Statin Therapy	5/01/2011-4/30/2014	$1,439,300.00
R43 MH075481-01	Physiogenomic Arrays for Clinical Neuropsychiatry	9/01/2005-8/31/2007	$400,000.00
R43 MH075481-03A2	MRI DNA Biomarkers for Neuropsychiatric Disease	9/02/2009 -8/31/2013	$1,349,950.00

Schedule I-1

SCHEDULE J
Insurance Coverage

Policy	Effective Dates	Carrier	Insured	Change in Control

Professional Liability	10.18.2015 - 10.18.2016	Evanston	Genomas, Inc. Gualberto Ruano, MD	Post-closing -we have 30 days to notify the carrier of the sale and our intent with the policy. Will the acquiring company provide coverage?
BOP	7.9.2015 - 7.9.16	The Hartford	Genomas, Inc.	Post-closing, we will notify the carrier of coverage status. Will the acquiring company provide coverage?
D&O	6.1.2015 – 7.25.16	National Casualty	Genomas, Inc.	Carrier is aware of closing and extended the policy. Post-closing there is no coverage. We will have 30 days to purchase tail for prior acts.
WC	9.2.2012 – 9.12.2016	The Hartford	Genomas, Inc.	Post-closing, we will have to notify carrier of transaction. The WC will need to be under the tax ID of where EE’s are being paid. Will the acquiring company provide coverage?

Schedule J-1

SCHEDULE K
Brokerage Agreement

www.technologypark.com
220 Davidson Avenue, Somerset, NJ 08873
Tel: +1-732-390-7435; Fax: +1-718-304-1177
Email: contact@technologypark.com

June 28, 2016

Gualberto Ruaño, M.D., Ph.D.
Genomas, Inc.
67 Jefferson Street
Hartford, CT 06106

Dear Dr. Ruaño:

As per our phone conversation today, I am writing this to confirm that we will accept $45,000 as our total advisory fees for helping Genomas find a buyer. This fee will be payable at closing when Genomas completes its sale transaction with Rennova Health, Inc.

Payment of this $45,000 will free Genomas from any future financial obligations to TechnologyPark.com.

We wish Genomas and Rennova all the best in the future.

Best regards,

Yatin B. Thakore, Ph. D., CBI
Managing Partner
TechnologyPark.com

Schedule K-1

SCHEDULE L
Licenses & Permits

Credentials of Genomas

The Laboratory of Personalized Health (LPH) is a Division of Genomas, Inc. Genomas is a biomedical company advancing DNA-Guided medicine with revolutionary PhyzioType™ systems for personalized health.

The LPH is a fully certified and licensed high-complexity DNA testing center and clinical laboratory.

Certified:
Centers for Medicare & Medicaid Services, U.S. Department of Health and Human Services.
CLIA (Clinical Laboratory Improvement Amendments) Laboratory Certificate
CLIA ID # 07D1036625
Expiration Date: July 10, 2017
National Provider Identifier (NPI) # 1336325497

Licensed:
Connecticut Department of Public Health
License # CL-0644
Expiration Date: June 30, 2017

New York Department of Health
Permanent Facility Identifier 8648
Expiration Date: June 30, 2017

California Department of Public Health
Lab ID # COS 00800405
Expiration Date: January 31, 2017

Florida Agency for Health Care Administration
License # 800027771
Expiration Date: August 10, 2017
Rhode Island Department of Health
License # LCO-0059
Expiration Date: December 31, 2017

Schedule L-1

Schedule M

List of Existing Contracts and Agreements

Genomas Inc. (August 31, 2016)

1.	Employment contracts
a.	Gualberto Ruaño, M.D., Ph.D.
b.	Mohan Kocherla
c.	Kelly Santana
d.	James Graydon
e.	Michael Acosta

2.	Contracts with independent contractors
a.	Professional Services Agreement with Robert Scherrer
b.	Consulting Service Agreement with Arbot Software LLC
c.	Service Contract with Comprehensive Business Solutions
d.	Consulting Agreement with Conatus Consulting LLC

3.	Grant Awards and Contracts
a.	Consortium Award for Agency for Health Research & Quality (AHRQ) grant to Hartford Hospital
b.	Grant award from Hartford Hospital Auxiliary for MEDtuning cards in Primary Care clinic

4.	Services to State agencies
a.	Payments from Invoices to CT Department of Mental Health and Addiction Services (DMHAS)

5.	Contracts with Distributors
a.	Distributor Agreement with Empire Island Corporation
b.	Distributor Agreement with Healthy Chemist Corporation
c.	Reference Laboratory Service Agreement with GENETWORx LLC
d.	Distributor Agreement with MediPro Direct Inc.

6.	Contracts with Laboratories
a.	Laboratory Service Agreement with Clinical laboratory Partners
b.	Laboratory Service Agreement with HRP (Hato Rey Pathology) Labs
c.	Laboratory Service Agreement with Medytox Diagnostics Inc.
d.	Contract Research and License Agreement with AutoGenomics Inc.
e.	Laboratory Subcontractor Services Agreement with PersonalizeDX Labs division, AutoGenomics

7.	Contracts with Lenders
a.	American Express Blue credit card, Account # 3723 238020 11003
b.	Bank of America credit card, Account # 4339 9318 0109 0200
c.	Web Bank loan, Agreement # MBP 8495397, Account ID: 307075
d.	Wells Fargo line of credit, Account # 5474 6488 0531 3915
e.	Connecticut Dept. of Economic and Community Development (DECD), Loan # 20120642000012

Schedule M-1

SCHEDULE N
Bank Accounts; Powers of Attorney

Schedule N-1

Schedule O

CERTIFICATE OF DESIGNATION

of

SERIES F CONVERTIBLE PREFERRED STOCK

of

RENNOVA HEALTH, INC.

(Pursuant to Section 151(g) of the

Delaware General Corporation Law)

Rennova Health, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies that the following resolution was duly adopted by the Board of Directors of the Corporation on ____________, 2016 pursuant to Section 151(g) of the Delaware General Corporation Law:

RESOLVED, that pursuant to the authority vested in the Board of Directors (the “Board”) of Rennova Health, Inc. (the “Corporation”) by the Corporation’s Certificate of Incorporation, and in accordance with the Delaware General Corporation Law (the “DGCL”), Section 151, the Board hereby designates the terms of the Series F Convertible Preferred Stock of the Corporation and hereby states the number of shares, and fixes the powers, designations, preferences and relative, participating, optional and other rights, and the qualifications, limitations and restrictions thereof, of such series of shares as follows:

1.               Designation and Amount. The shares of such series shall be designated as “Series F Convertible Preferred Stock” (the “Series F Preferred Stock”) and the number of shares constituting the Series F Preferred Stock shall be 1,750,000. Such number of shares may be decreased by resolution of the Board adopted and filed pursuant to the DGCL, Section 151(g), or any successor provision; provided, that no such decrease shall reduce the number of authorized shares of Series F Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, warrants, convertible or exchangeable securities or other rights to acquire shares of Series F Preferred Stock. Each share of Series F Preferred Stock shall have a stated value equal to $1.00.

2.               Ranking. With respect to (a) dividends (as provided in Section 3 below), the Series F Preferred Stock shall rank (i) on parity with the Corporation's (x) common stock, par value $0.01 per share (“Common Stock”), (y) Series B Convertible Preferred Stock, par value $0.01 per share (the “Series B Preferred Stock”), and (z) Series G Convertible Preferred Stock, par value $0.01 per share (the “Series G Preferred Stock”); (ii) senior to any class or series of preferred stock of the Corporation hereafter created not specifically ranking by its terms senior to or on a parity with the Series F Preferred Stock; and (iii) junior to any other class or series of preferred stock of the Corporation hereafter created specifically ranking by its terms senior to the Series F Preferred Stock; and (b) a Liquidation Event (as defined below), (1) on parity with the Common Stock, (2) senior to any class or series of preferred stock of the Corporation hereafter created not specifically ranking by its terms senior to or on a parity with the Series F Preferred Stock; and (3) junior to the Series B Preferred Stock and the Series G Preferred Stock and any other class or series of preferred stock of the Corporation created concurrently herewith or hereafter created specifically ranking by its terms senior to the Series F Preferred Stock.

3.               Dividends. From and after the date of the issuance of any shares of Series F Preferred Stock (“Original Issuance Date”), each holder of outstanding shares of Series F Preferred Stock shall be entitled to receive on account of such shares (participating pari passu with the holders of Common Stock), dividends in cash out of any funds of the Corporation legally available for the payment thereof, at the same time any dividend will be paid or declared and set apart for payment on any shares of any Common Stock, in an amount equal to the amount which such holder would have been entitled to receive if such Series F Preferred Stock were converted to Common Stock under Section 6(a) on the date such dividend is paid or declared and set apart for payment (assuming for purposes of this Section 3 that all outstanding shares of Series F Preferred Stock are convertible on such date).

Schedule 0-1

4.               Voting Rights. Each holder of outstanding shares of Series F Preferred Stock shall be entitled to vote on all matters submitted to a vote of the holders of the Common Stock. Each share of Series F Preferred Stock shall have one (1) vote, except as otherwise required by law. Except as provided by law, holders of Series F Preferred Stock shall vote together with the holders of Common Stock as a single class.

5.               Liquidation Rights. Upon any liquidation, dissolution or winding up of the Corporation (each, a “Liquidation Event”), whether voluntary or involuntary, each holder of outstanding shares of Series F Preferred Stock shall be entitled to receive and to be paid out of the assets of the Corporation available for distribution to its stockholders (participating pari passu with the holders of Common Stock), the amount which such holder would have been entitled to receive if such Series F Preferred Stock were converted into Common Stock under Section 6 on the date of such liquidation event (the “Liquidation Preference”) assuming for purposes of this Section 5 that all outstanding shares of Series F Preferred Stock are convertible on such date. From and after the distribution of such amount, such holder's shares of Series F Preferred Stock shall no longer be deemed to be outstanding, and all rights of such holder relating to such shares shall cease and terminate.

6.               Conversion.

(a)             Right to Convert. Subject to the terms and conditions of this Section 6, each holder of outstanding shares of Series F Preferred Stock shall have the right to convert, at any time after __________, 2017, some or all of the outstanding shares of Series F Preferred Stock then held by such holder into that number of fully-paid and non-assessable shares of Common Stock determined by dividing (i) 1.95 multiplied by the number of such shares of Series F Preferred Stock to be converted by (ii) the Conversion Price (as defined below) as of the time of such conversion. Such right of conversion shall be exercised by a holder of outstanding shares of Series F Preferred Stock by delivery of a written notice to the Corporation stating that the holder elects to convert a stated number of shares of Series F Preferred Stock into Common Stock and by surrender of a certificate or certificates for the shares so to be converted (the “Conversion Certificates”) to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holders of outstanding shares of the Series F Preferred Stock) at any time during its usual business hours on the date set forth in such notice.

For purposes of this Section 6(a), the ''Conversion Price” shall be, as of any specified date with respect to any share of Common Stock, the greater of (A) $1.95 or (B), (i) if the Common Stock is traded on a national securities exchange, the average closing sales price of the Common Stock reported on the exchange for the 10 trading days immediately preceding the Conversion Date (as defined below); or (ii) if the Common Stock is not listed on any national securities exchange but is quoted on an inter-dealer quotation system, the average of the bid and ask prices for the ten trading days immediately preceding the Conversion Date.

(b)             Issuance of Certificate; Time Conversion Effected. Promptly after the receipt of the written notice referred to in Section 6(a) and the surrender of the Conversion Certificates as provided in Section 6(a), the Corporation shall issue and deliver to a holder exercising conversion rights under Section 6(a), at such holder's address as it shall appear on the records of the Corporation, (i) a certificate or certificates representing that number of fully-paid non-assessable shares of Common Stock issuable upon the conversion of such shares of Series F Preferred Stock pursuant to Section 6(a) and (ii) to the extent that such holder exercises his, her or its right to convert some but not all of the outstanding shares of Series F Preferred Stock then held by such holder pursuant to Section 6(a), a certificate or certificates for that number of shares of Series F Preferred Stock represented by the Conversion Certificates for which such holder is not exercising his, her or its conversion rights under Section 6(a) (if any). Such conversion shall be deemed to have been effected as of the date on which the written notice delivered pursuant to Section 6(a) is actually received by the Corporation and the Conversion Certificates shall have been duly surrendered (the "Conversion Date"). All dividends accrued but unpaid with respect to any shares of Series F Preferred Stock converted under Section 6(a) shall he paid in cash within seven (7) days following the date on which such shares are converted (unless there are no legally available funds with which to make such cash payment, in which event such cash payment shall he made as soon as possible).

(c)             Effect of Subdivision or Combination of Common Stock on Conversions. In case the Corporation shall at any time from and after the Original Issuance Date subdivide by stock split, stock dividend, or otherwise its outstanding shares of Common Stock into a greater number of shares, the number of shares of Common Stock into which the Series F Preferred Stock is convertible shall be proportionately increased; in case the Corporation shall at any time combine (by reverse stock split or otherwise) its outstanding shares of Common Stock into a lesser number of shares, the number of shares of Common Stock into which the Series F Preferred Stock is convertible shall be proportionately decreased.

Schedule 0-2

(d)             Reorganization or Reclassification. If any capital reorganization or reclassification of the capital stock of the Corporation shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities, or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization or reclassification, lawful and adequate provisions shall be made whereby each holder of shares of Series F Preferred Stock shall upon conversion of the Series F Preferred Stock as described in this Certificate of Designation have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately therefor receivable upon the conversion of such share or shares of Series F Preferred Stock, such shares of stock, securities, or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of Common Stock equal to the number of shares of such Common Stock immediately receivable upon such conversion had such reorganization or reclassification not taken place. In any such case, appropriate provisions shall he made with respect to the rights and interests of such holder to the end that the provisions hereof shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities, or assets thereafter deliverable upon the exercise of such conversion rights.

(e)             Mandatory Conversion; Cancellation. Any shares of Series F Preferred Stock outstanding on ___________ _____, 2021 (the “Mandatory Conversion Date”) shall he automatically converted into that number of fully-paid non-assessable shares of Common Stock which the holder thereof would have been entitled to receive had such shares of Series F Preferred Stock been converted into Common Stock pursuant to Section 6(a) on the Mandatory Conversion Date. All certificates evidencing the shares of Series F Preferred Stock held by a holder shall, on the Mandatory Conversion Date or such earlier date on which such certificates are so surrendered for conversion, be deemed to have been retired and canceled and the shares of Series F Preferred Stock represented thereby converted into shares of Common Stock as described above for all purposes. Upon the mandatory conversion of shares of Series F Preferred Stock pursuant to this Section 6(e), all accrued but unpaid dividends thereon shall be paid in cash within seven (7) days following the date on which such shares are converted (unless there are no legally available funds with which to make such cash payment, in which event such cash payment shall be made as soon as possible). The Corporation shall, promptly following the Mandatory Conversion Date, or such earlier date as the certificates representing all of the shares of Series F Preferred Stock held by a holder shall have been duly surrendered by such holder pursuant to this Section 6(e), issue and deliver to such holder, at such holder's address as it shall appear on the records of the Corporation, a certificate or certificates representing that number of fully-paid non-assessable shares of Common Stock issuable upon conversion of such shares pursuant to this Section 6(e).

7.               Redemption.

(a)             Optional Redemption By Corporation. At any time, from and after ________, 2017, the Corporation has the right to redeem all or any portion of the then outstanding shares of Series F Preferred Stock (a "Redemption") for a price per share equal to $1.95 for such share plus any accrued but unpaid dividends on such share (the "Redemption Price"). Any such Redemption will occur not more than sixty (60) days following delivery by the Corporation of a written election notice containing the information set forth in Section 7(b) below (the "Redemption Election Notice") to the holders of the shares of Series F Preferred Stock to be redeemed. The Corporation is not required to redeem the shares of the Series F Preferred Stock proportionately and may redeem shares held by one holder or any number of holders in combination. The allocation among the holders or shares of Series F Preferred Stock to be redeemed is solely at the discretion of the Corporation. In exchange for the surrender to the Corporation by the respective holders of Series F Preferred Stock of their certificate or certificates representing such shares in accordance with Section 7(c) below, the aggregate Redemption Price for all shares held by each holder of shares of Series F Preferred Stock being redeemed will be payable in cash in immediately available funds to the respective holders of the Series F Preferred Stock on the applicable Redemption Date.

(b)             Redemption Notice. In a Redemption Election Notice delivered pursuant to Section 7(a), the Corporation shall state: (a) the number of shares of Series F Preferred Stock held by the holder that the Corporation will redeem on the Redemption Date; (b) the Redemption Price; (c) the date of the closing of the redemption (the "Redemption Date"); and (d) the manner and place designated for surrender by the holder to the Corporation of such holder's certificates representing the shares of Series F Preferred Stock to be redeemed.

(c)             Surrender of Certificates. On or before the Redemption Date, each applicable holder of shares of Series F Preferred Stock shall surrender the certificate or certificates representing such shares to the Corporation, in the manner and place designated in the Redemption Election Notice, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto), or, in the event the certificate or certificates are lost, stolen or missing, shall deliver an affidavit of loss, in the manner and place designated in the Redemption Election Notice. The Corporation shall cancel and retire each surrendered certificate and shall thereafter make payment of the applicable Redemption Price by certified check or wire transfer to the holder of record of such certificate.

(d)             Rights Subsequent to Redemption. If, on the applicable Redemption Date, the Redemption Price is paid (or tendered for payment) for any of the shares to be redeemed on such Redemption Date, then on such date all rights of the holder in the shares so redeemed and paid or tendered will cease, and such shares will no longer be deemed issued and outstanding.

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8.               Transfer. Other than to other holders of the Series F Preferred Stock, no share of Series F Preferred Stock or any interest therein may be validly sold, assigned, awarded, pledged, encumbered, disposed or otherwise transferred, for consideration or otherwise, whether voluntarily, involuntarily or by operation of law (collectively, a “Transfer”), unless the holder receives from the Corporation its prior written consent to such Transfer. Any attempt to Transfer that requires consent without such consent by the Corporation shall he null and void in all respects and the purported transferee shall not he recognized by the Corporation as a holder of Series F Preferred Stock for any purpose whatsoever.

9.               Covenants. So long as any shares of the Series F Preferred Stock are outstanding, the Corporation shall not amend, alter or repeal any provisions of the Certificate of Incorporation, this Certificate or the Bylaws of the Corporation in a manner that materially adversely affects the powers, preferences or rights of the Series F Preferred Stock.

10.            Notices. All notices or communications given hereunder shall he in writing and, if to the Corporation, shall be delivered to it at its principal executive offices and, if to any holder of Series F Preferred Stock, shall be delivered to such holder at such holder's address as it appears on the stock books of the Corporation.

11.            Waiver. Any of the rights, powers, preferences and other terms of the Series F Preferred Stock set forth herein may be waived on behalf of all holders of Series F Preferred Stock by the affirmative written consent of stockholders holding a majority of the shares of the Series F Preferred Stock.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation of Series F Preferred Stock of Rennova Health, Inc. to be signed by its Chief Executive Officer on this ____ day of ________, 2016.

RENNOVA HEALTH, INC.

By:
	Name:	Seamus Lagan
	Title:	Chief Executive Officer

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